UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. )
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CSS INDUSTRIES, INC.
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CSS INDUSTRIES, INC.

1845 Walnut Street
Philadelphia, Pennsylvania 19103

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

The 2011 Annual Meeting of Stockholders of CSS Industries, Inc. (“CSS”) will be held at The Rittenhouse Hotel, 210 West Rittenhouse Square, Philadelphia, Pennsylvania, on Tuesday, August 2, 2011, at 9:30 a.m. local time.

At our Annual Meeting, we will ask you to:

1. Elect a board of seven directors;

2. Approve the 2011 Stock Option Plan for Non-Employee Directors;

3.	Ratify the selection of KPMG LLP as the independent registered public accounting firm for CSS and its subsidiaries for the fiscal year ending March 31, 2012;

4.	Approve, on a non-binding, advisory basis, the compensation paid to our named executive officers for the fiscal year ended March 31, 2011;

5.	Vote, on a non-binding, advisory basis, on the frequency (i.e., once every “1 year,” “2 years,” or “3 years”) of holding an advisory stockholder vote to approve the compensation paid to our named executive officers; and

6. Transact any other business that may properly be presented at the Annual Meeting.

If you were a stockholder of record at the close of business on June 6, 2011, you may vote at the Annual Meeting.

By order of the board of directors,

MICHAEL A. SANTIVASCI
Secretary

Philadelphia, Pennsylvania
June 21, 2011

We hope that you will attend the Annual Meeting.  Whether or not you plan to attend the meeting, we encourage you to complete, sign and return the enclosed proxy card in the envelope provided.

CSS INDUSTRIES, INC.

PROXY STATEMENT
2011 Annual Meeting of Stockholders

CSS INDUSTRIES, INC.

1845 Walnut Street
Philadelphia, Pennsylvania 19103

PROXY STATEMENT
2011 Annual Meeting of Stockholders

WHY YOU RECEIVED THIS PROXY STATEMENT

You received this proxy statement because the board of directors of CSS Industries, Inc. (“CSS”, “we”, “us”, “our”) is soliciting your proxy to vote at the 2011 Annual Meeting of Stockholders (“Meeting”) to be held at The Rittenhouse Hotel, 210 West Rittenhouse Square, Philadelphia, Pennsylvania on Tuesday, August 2, 2011 at 9:30 a.m. local time. This proxy statement provides information regarding the matters to be presented at the Meeting. You may vote in one of two ways: (i) in person, by attending the Meeting and casting your vote, or (ii) by proxy, by completing, signing and returning the enclosed proxy card. Beginning on or about June 21, 2011, we are sending this Proxy Statement and the accompanying form of Proxy to stockholders of record at the close of business on June 6, 2011.

WHO CAN VOTE

Stockholders of record at the close of business on June 6, 2011 may vote at the Meeting. On the record date, 9,740,207 shares of CSS common stock, par value $0.10 per share, were outstanding. Each share of common stock is entitled to one vote on any matter that is properly presented at the Meeting.

WHO WILL PAY THE COSTS OF THIS PROXY SOLICITATION

We are paying for this solicitation of proxies. In addition to this mailing, proxies may be solicited by telephone by officers, directors or employees of CSS and its affiliated companies, who will not receive payment specifically for these services. Additionally, we may engage a proxy solicitor to distribute our stockholder materials and solicit proxies. We may agree to pay a fee for such services and to reimburse the solicitor for all reasonable disbursements. Any such fee is estimated to be approximately $10,000. We reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding solicitation material to the beneficial owners of shares of CSS common stock.

HOW TO BE PART OF AN EFFECTIVE VOTE

In order to have an effective vote on any matter at the Meeting, there must be a quorum. A quorum exists when the holders of a majority of the shares entitled to vote are present in person or represented by proxy. Based on the number of shares of CSS common stock outstanding on the record date, the holders of 4,870,104 shares of CSS common stock are required to be present in person or represented by proxy in order to have a quorum at the Meeting. Each share of CSS common stock entitles the holder thereof to one vote on the election of each of the nominees for director and one vote on each other matter that may properly come before the Meeting.

Directors will be elected by a plurality of the votes cast at the Meeting. This means that the seven nominees receiving the most votes will be elected as directors. The outcome of the non-binding, advisory vote on the frequency (i.e., every one, two or three years) of holding a non-binding, advisory vote to approve the compensation paid to our named executive officers will be determined by a plurality of the votes cast at the Meeting. This means that our stockholders will be deemed to have selected the option receiving the most votes. The affirmative vote of the holders of a majority of the shares present at the Meeting (either in person or represented by proxy) will be required: to approve the 2011 Stock Option Plan for Non-Employee Directors (the “2011 Stock Plan”); to approve, on a non-binding, advisory basis, the compensation paid to our named executive officers for the fiscal year ended

March 31, 2011; to ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2012; and to approve any other matter to be voted on at the Meeting. In the case of the vote on the proposal to approve the 2011 Stock Plan, the rules of the New York Stock Exchange require that the total number of votes cast on such proposal represent over 50% in interest of all shares entitled to vote on such proposal.

Abstentions may not be specified for the election of directors. An abstention on any other matters to be voted on at the Meeting will have the same effect as a vote against, while a “broker non-vote” will not be counted on such matters. A “broker non-vote” occurs when a nominee (such as a broker) does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

You may vote at the Meeting by attending in person and submitting a ballot or by properly completing and submitting the enclosed proxy card. The shares represented by each properly completed proxy card will be voted at the Meeting in accordance with each stockholder’s instructions. If you do not indicate on the proxy card how you wish to have your shares voted, the shares will be voted as recommended by the CSS board of directors (the “Board”). If any additional matters are properly presented at the Meeting, the proxy holders will vote in their discretion. This authority is given to the proxy holders in the enclosed form of proxy.

HOW YOU MAY REVOKE YOUR PROXY

You may revoke your proxy at any time before the vote is taken at the Meeting by filing with the Secretary of CSS a written revocation or another form of proxy bearing a date later than the date of the proxy that you submitted previously. You also may revoke your proxy by attending the Meeting and voting in person. Your attendance at the Meeting will not in and of itself constitute revocation of a proxy if you do not file a written revocation, submit a later-dated proxy or vote in person.

Your vote is important. We therefore encourage you to complete, sign and return the accompanying proxy card whether or not you plan to attend the Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 2, 2011:

The Notice of the CSS Industries, Inc. Annual Meeting of Stockholders to be held on August 2, 2011, the Proxy Statement for that meeting and the CSS Industries, Inc. Annual Report for the fiscal year ended March 31, 2011 are available on the Internet at https://materials.proxyvote.com/125906.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board currently has seven members.  Upon the recommendation of our Board’s Nominating and Governance Committee, our Board has nominated for election as directors the individuals listed below, all of whom are presently members of our Board. Directors who are elected will hold office until our 2012 Annual Meeting of Stockholders and until the election and qualification of their respective successors.

Our Board believes all of the nominees possess the experience, qualifications, attributes and skills to provide significant value to CSS. Below we provide information about the nominees for election to our Board, including information about each nominee’s specific experience, qualifications, attributes and skills that led our Board to conclude that he or she should serve on our Board. Ages are stated as of the date of the 2011 Annual Meeting of Stockholders.

Scott A. Beaumont, age 58, has been Chief Executive Officer, Lilly Pulitzer Group of Oxford Industries, Inc., an international apparel design, sourcing and marketing company, since December 2010. From 1993 to December 2010, he was Chairman and Chief Executive Officer of Sugartown Worldwide, Inc. (“Sugartown”), a designer, marketer and distributor of apparel, accessories and home fashions under the Lilly Pulitzer® trademark. In December 2010, Oxford Industries, Inc. acquired Sugartown, of which Mr. Beaumont was a co-founder. Mr. Beaumont has served as one of our directors since 2005.

Our Board concluded that Mr. Beaumont should serve as a director on our Board in light of his extensive knowledge of the design, sourcing, distribution and sale of consumer products, and his significant leadership position as Chief Executive Officer, Lilly Pulitzer Group of consumer products company Oxford Industries, Inc.

James H. Bromley, age 73, as President and owner of Bromley Consulting Services, Inc., has been an independent consultant since 1996. From September 1996 to December 1997, he served as Chairman of our former Direct Mail Business Products Group and Vice Chairman of Rapidforms, Inc., formerly a subsidiary of CSS. He has served as one of our directors since 1989.

Our Board concluded that Mr. Bromley should serve as a director on our Board in light of his financial and corporate strategic planning expertise and his significant prior experience in leadership positions, including formerly serving as Chief Executive Officer of one of our former subsidiaries, Rapidforms, Inc.

Jack Farber, age 78, has been our Chairman since 1979.  From 1979 to May 1999, he was also our President and Chief Executive Officer. Mr. Farber has served as one of our directors since 1978.

Our Board concluded that Mr. Farber should serve as a director on our Board, and as its Chairman, in light of his exceptional financial, strategic planning, mergers and acquisitions and leadership experience, his detailed knowledge and extensive experience as our former President and Chief Executive Officer, his current and prior service on the boards of directors of numerous for-profit and non-profit organizations, and his entrepreneurial expertise.

John J. Gavin, age 55, has been an operating partner of LLR Partners Inc., a private equity firm, since April 2010. He served as Vice Chairman and as a director of DBM, Inc., an international career and transitions management firm, from 2006 until March 2010. During 2006, he also served as President and Chief Executive Officer of DBM, Inc. Prior to that, Mr. Gavin served as President, Chief Operating Officer and as a director of Right Management Consultants, Inc., a human resources and career management consulting firm, from January 1999 to January 2004. Mr. Gavin currently serves on the board of directors of Dollar Financial Corp., a financial services company, and Interline Brands, Inc., a distributor of maintenance, repair and operating products. He has served as one of our directors since 2007.

Our Board concluded that Mr. Gavin should serve as a director on our Board in light of his expertise with financial, accounting, strategic planning, mergers and acquisitions, human resources and career management matters, his prior experience serving as President and Chief Operating Officer of an international human resources company, Right Management Consultants, Inc., his current and prior service on the boards of directors of private and publicly-held companies, including his experience serving on the audit committee and as lead independent director of Interline Brands, Inc. and as a member of the audit committee of Dollar Financial Corp.

James E. Ksansnak, age 71, served as Chairman of the Board and as a director of Tasty Baking Company, a baker of snack cakes, pies and related products, from May 2003 until May 2011. He served as Vice Chairman of ARAMARK Corporation, a provider of food, hospitality and facility management services and uniform and work apparel, from May 1997 to February 2001 and currently serves on its board of directors. Mr. Ksansnak has served as one of our directors since 1988.

Our Board concluded that Mr. Ksansnak should serve as a director on our Board in light of his extensive financial, accounting, sourcing, distribution and operations expertise, his current and prior service on the Boards of directors of other publicly-held and private companies, including his prior service as Chairman of the Board of Directors of publicly-held consumer products company Tasty Baking Company, and his prior corporate leadership position at a formerly publicly-held, and currently privately-held, multinational services company, ARAMARK Corporation.

Rebecca C. Matthias, age 58, served as President of Destination Maternity Corporation, a designer and retailer of maternity apparel, from 1982 until 2010. She also served as its Chief Operating Officer from 1993 until 2007, and as its Chief Creative Officer from 2007 until 2010. Ms. Matthias served as a director of Destination Maternity Corporation from 1982 until February 2011. She has served as a director of Penn Series Funds, Inc, an open-end, diversified management investment company, since September 2010. From 2004 to 2006, she served on the board of directors of Russell Corporation, an athletic and sporting goods company. Ms. Matthias has served as one of our directors since 2003.

Our Board concluded that Ms. Matthias should serve as a director on our Board in light of her significant leadership experience having served as the President of a publicly-held company, Destination Maternity Corporation, and her extensive knowledge of the design, sourcing, distribution and sale of consumer products.

Christopher J. Munyan, age 46, has been our President and Chief Executive Officer since July 2006. Since June 2010, he has also served as President of our Berwick Offray LLC (“Berwick Offray”) and Cleo Inc subsidiaries. He served as our Executive Vice President and Chief Operating Officer from October 2005 until June 2006. From 1999 until 2005, Mr. Munyan served as President of Berwick Offray. From 1993 to 1999, Mr. Munyan served Berwick Offray in various capacities, including Senior Vice President — Finance and Administration. Mr. Munyan has served as one of our directors since 2006.

Our Board concluded that Mr. Munyan should serve as a director on our Board in light of his intimate knowledge of CSS as its President and Chief Executive Officer and as the President of one of our current operating subsidiaries, Berwick Offray, and his significant management and leadership skills.

Our Board believes that all of the above-listed nominees will be able to serve as directors. However, if this should not be the case, the proxies may be voted for one or more substitute nominees, to be designated by the Board, or the Board may take actions to reduce the number of directors, in each case, after considering the recommendation of its Nominating and Governance Committee.

OUR BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL THE NOMINEES LISTED ABOVE.

PROPOSAL 2 — APPROVAL OF THE 2011 STOCK OPTION PLAN
FOR NON-EMPLOYEE DIRECTORS

The Proposal

At the Meeting, a proposal to approve the adoption of the 2011 Stock Option Plan for Non-Employee Directors (“2011 Stock Plan”) will be presented. The 2011 Stock Plan was adopted by our Board on May 24, 2011, subject to stockholder approval at the Meeting. Our Board adopted the 2011 Stock Plan to replace the 2006 Stock Option Plan for Non-Employee Directors (“2006 Stock Plan”), which expired by its terms on December 31, 2010, and, therefore, no new grants may be issued under the 2006 Stock Plan. As of June 6, 2011, there were outstanding grants under the 2006 Stock Plan to purchase 96,000 shares of CSS common stock. In addition, as of such date, there were outstanding grants under our 2000 Stock Option Plan for Non-Employee Directors (the “2000 Stock Plan”) to purchase 70,500 shares of our common stock. The 2000 Stock Plan expired in December 2005, and no new grants may be issued under the 2000 Stock Plan.

The purpose of the 2011 Stock Plan is to increase the ownership interest of the non-employee directors in CSS and to provide a further incentive for such individuals to serve as a director of CSS. Stockholder approval is being sought in order to meet the New York Stock Exchange listing requirements. If approved by our stockholders, the 2011 Stock Plan will become effective on August 3, 2011. If the stockholders do not approve the 2011 Stock Plan, the 2011 Stock Plan will not become effective, and we will not have the ability to grant stock options to our non-employee directors since non-employee directors are not eligible to receive grants under our other equity compensation plan, the 2004 Equity Compensation Plan (the “2004 Stock Plan”). The 2004 Stock Plan provides that only our employees and officers are eligible to receive grants made under the 2004 Stock Plan.

On May 24, 2011, in connection with the adoption of the 2011 Stock Plan, our Board approved an amendment to our 2004 Stock Plan to reduce the number of shares of our common stock authorized for issuance under the 2004 Stock Plan by 500,000 shares. As a result of this reduction, our 2004 Stock Plan now provides that 1,500,000 shares of our common stock may be issued as grants under the 2004 Stock Plan. Prior to this amendment, our 2004 Stock Plan provided that 2,000,000 shares of our common stock could be issued as grants under the 2004 Stock Plan.

The material terms of the 2011 Stock Plan are summarized below. This summary of the 2011 Stock Plan is not intended to be a complete description of the 2011 Stock Plan and is qualified in its entirety by the actual text of the 2011 Stock Plan to which reference is made, which is attached to this proxy statement as Annex 1.

OUR BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE 2011 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS.

Description of the 2011 Stock Plan

General.  The 2011 Stock Plan provides that up to 150,000 shares of CSS common stock may be issued pursuant to grants of stock options. If and to the extent stock options granted under the 2011 Stock Plan terminate or expire without being exercised, the shares subject to such stock options will again be available for future stock option grants under the 2011 Stock Plan.

Administration of the 2011 Stock Plan.  The 2011 Stock Plan will be administered by our Board. As administrator, our Board is authorized to interpret the 2011 Stock Plan; to establish, amend and rescind any rules relating to the 2011 Stock Plan; and to make all other determinations necessary or advisable for the administration of the 2011 Stock Plan. In general, except as set forth in the 2011 Stock Plan. our Board does not have discretion regarding the eligibility or selection of directors to receive stock options, the number of shares subject to such stock options, the exercisability or termination of stock options, the purchase price of stock options, or the frequency of stock option grants. In addition, our Board may not take any action that would materially increase the benefits accruing to the participants under the 2011 Stock Plan.

Eligibility for Participation.  Directors of CSS who are not employees of CSS or any subsidiary or affiliate of CSS (“Eligible Directors”) are eligible to participate in the 2011 Stock Plan. There are currently five directors eligible to participate under the 2011 Stock Plan.

Grants of Stock Options.  If our stockholders approve the 2011 Stock Plan, then on the last day on which shares of CSS common stock are traded in November 2011, and on the last day on which shares of CSS common stock are traded in each subsequent November for as long as the 2011 Stock Plan remains in effect, each Eligible

Director who is a member of our Board on such date will receive a stock option to purchase 4,000 shares of CSS common stock. No stock options will be granted under the 2011 Stock Plan after December 31, 2015.

The exercise price per share of a stock option granted under the 2011 Stock Plan will be equal to the fair market value of CSS common stock on the date the stock option is granted. The exercise price may be paid (i) in cash or check, (ii) by delivering shares of CSS common stock already owned by the Eligible Director, or attestation to ownership of such shares, and having a fair market value equal to the exercise price (unless our Board determines that such payment method would not be in our best interest), (iii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, to the extent permitted by applicable law, or (iv) by such other method as permitted by the Board, to the extent permitted by applicable law.

Each stock option will have a term of five years from the date the stock option is granted and will become exercisable as to twenty five percent of the underlying shares on each of the first four anniversaries of the date of grant. These installments are cumulative and exercisable during the remainder of the term of the stock option, unless earlier terminated pursuant to the terms of the 2011 Stock Plan. If an Eligible Director terminates service on our Board, other than because of death or because such Eligible Director commences employment with us, the Eligible Director will have until three months from the date of the Eligible Director’s termination of service (but not later than the expiration of the term of the stock option, if earlier) to exercise the portion of the stock option that is exercisable as of the date of his or her termination of service from our Board. If an Eligible Director dies while a member of our Board, the Eligible Director’s outstanding stock options will become fully exercisable. In addition, if an Eligible Director dies while a member of our Board or within the three month period after such cessation as a member of our Board, the Eligible Director’s legal representative will have six months from the date on which the Eligible Director ceased to be a member of the Board (but not later than the expiration of the term of the stock option, if earlier) to exercise the Eligible Director’s stock options.

In the event there is a change in the number or kind of our shares of common stock outstanding by reason of any stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares; merger, reorganization or consolidation; reclassification or change in par value; or any other extraordinary or unusual event affecting our outstanding shares of common stock as a class without our receipt of consideration, or if the value of our outstanding shares of common stock is substantially reduced as a result of a spinoff or our payment of an extraordinary dividend or distribution, our Board will equitably adjust the maximum number of shares of common stock available for issuance under the 2011 Stock Plan, the number of shares of common stock subject to the annual stock option grant, the kind and number of shares of common stock covered by outstanding stock options, the kind and number of shares issued and to be issued under the 2011 Stock Plan, and the exercise price per share of outstanding stock options to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the 2011 Stock Plan and such outstanding stock options.

No Repricing of Stock Options.  Our Board may not reprice stock options or amend the Plan to permit repricing of stock options unless our stockholders provide prior approval for such repricing. For this purpose, a repricing is defined to mean (i) as such term is defined in the New York Stock Exchange listing rules or (ii) the cancellation of a stock option for cash (other than in connection with a Change in Control) when the per share purchase price of the stock option exceeds the fair market value per share of our common stock.

Amendment, Suspension and Termination of the 2011 Stock Plan.  Our Board may amend, suspend or terminate the 2011 Stock Plan at any time; provided, however, that no such action may adversely affect the rights of Eligible Directors with respect to outstanding stock options, and amendments may generally not be made more than once every six months with regard to the annual stock option grant. Stockholder approval will be sought for any amendments as to which such approval is necessary or desirable in order to comply with the applicable federal securities laws or the applicable rules of any self-regulatory organization. The 2011 Stock Plan will terminate on December 31, 2015, unless terminated earlier by our Board (although stock options granted under the 2011 Stock Plan prior to its termination will remain outstanding until exercised or the end of the term of such stock options).

Change in Control.  In the event of a “Change in Control,” all outstanding stock options under the 2011 Stock Plan will become exercisable in full, effective immediately prior to such Change in Control. In addition, upon occurrence of a Change in Control where CSS is not the surviving corporation (or survives only as a subsidiary of another corporation), unless our Board determines otherwise, all outstanding stock options that are not exercised shall be assumed by, or replaced with comparable stock options by, the surviving corporation (or a parent or subsidiary of the surviving corporation). Furthermore, upon occurrence of a Change in Control, our Board may (a) require each Eligible Director to surrender his or her outstanding options in exchange for a payment by CSS, in cash or CSS common stock as determined by our Board, in an amount equal to the amount by which the fair market value of the CSS common stock subject to the Eligible Director’s unexercised stock options exceeds the exercise price of the stock option, or (b) after giving the Eligible Directors an opportunity to exercise their outstanding stock options, terminate any and all unexercised stock options at such time as our Board deems appropriate. Such surrender or termination will take place as of the date of the Change in Control or such other date as the Board may specify. The composition of our Board making the determinations described above following a Change in Control must be the same members as those on our Board immediately prior to the Change in Control.

The 2011 Stock Plan defines a “Change in Control” as being deemed to have occurred if: (i) a “person,” as defined in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), other than persons who are stockholders on the effective date of the Plan, becomes a “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of CSS representing more than 50% of the voting power of the then outstanding securities of CSS; provided that a Change in Control shall not be deemed to occur as a result of a change of ownership resulting from the death of a stockholder, and a Change in Control shall not be deemed to occur as a result of a transaction in which CSS becomes a subsidiary of another corporation and in which CSS stockholders, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote); or (ii) there is the consummation of (x) a merger or consolidation of CSS with another corporation where CSS stockholders, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote); (y) a sale or other disposition of all or substantially all of the assets of CSS; or (z) a liquidation or dissolution of CSS.

Federal Income Tax Consequences.  Set forth below is a general description of the federal income tax consequences relating to stock options granted under the 2011 Stock Plan.

Stock options granted under the 2011 Stock Plan are considered non-qualified stock options for Federal income tax purposes. Generally, the granting of a non-qualified stock option is not a taxable event. Upon the exercise of a non-qualified option, the Eligible Director will realize ordinary income in an amount equal to the excess of the fair market value of the shares purchased over their exercise price paid per share, and CSS will be entitled to a deduction in the same amount. Upon the sale of shares of CSS common stock acquired by exercise of a non-qualified stock option, an Eligible Director will have a capital gain or loss (long-term or short-term depending upon the length of time the shares were held) in an amount equal to the difference between the amount realized upon the sale and the Eligible Director’s adjusted tax basis in the shares of common stock (the exercise price plus the amount of ordinary income recognized by the Eligible Director at the time of exercise of the stock option).

As noted above, subject to stockholder approval of the 2011 Stock Plan, each Eligible Director will receive an automatic grant of a stock option to purchase 4,000 shares of our common stock on the last day of November that our common stock is traded in each year from 2011 through 2015. The following table provides information relating to grants that will be made to Eligible Directors on the last day of November 2011 that our common stock is traded. For purposes of this table, it is assumed that the five directors currently eligible to participate under the 2011 Stock Plan will be elected at the Meeting and will continue to be eligible to participate under the 2011 Stock Plan on the last day of November 2011 that our common stock is traded.

NEW PLAN BENEFITS

CSS Industries, Inc. 2011 Stock Option Plan for Non-Employee Directors

Number of Shares
Name and Position	Subject to Stock Options

Non-Executive Director Group	20,000

The last sales price of CSS common stock on June 6, 2011 was $17.98 per share.

PROPOSAL 3 — RATIFICATION OF THE SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

At the Meeting, our stockholders will vote on a proposal to ratify the selection by the Audit Committee of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending March 31, 2012. Although the submission to our stockholders of the selection of KPMG is not required by law or our bylaws, the Audit Committee believes it is appropriate to submit this matter to our stockholders to enable our stockholders to express their views with regard to the Audit Committee’s selection.

The vote on this matter is advisory. Our Audit Committee retains the sole authority to select and replace our independent registered public accounting firm at any time. If our stockholders do not ratify the selection of KPMG, the Audit Committee may reconsider whether or not to retain KPMG, but still may retain KPMG. Even if our stockholders ratify the selection of KPMG, our Audit Committee retains the authority to select another firm to serve as our independent registered public accounting firm, if it believes that it would be in the best interests of our stockholders to do so.

OUR BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2012.

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, THEIR FEES AND
THEIR ATTENDANCE AT THE ANNUAL MEETING

The Audit Committee of our Board engaged KPMG as CSS’ independent registered public accountants to audit our financial statements for our fiscal year ended March 31, 2011. We expect representatives of KPMG to attend the Meeting. These representatives will be given an opportunity to make a statement if they so desire, and they will be available to respond to appropriate questions from our stockholders.

The audit fees billed by KPMG for each of our fiscal years ended March 31, 2011 and March 31, 2010, and fees billed by KPMG for other services in each of those fiscal years, were as follows:

Type of Fee	2011	2010

Audit Fees	$810,000	$870,000
Audit-Related Fees	—	—
Tax Fees	32,180	94,774
All Other Fees	—	—

	$842,180	$964,774

Audit Fees

Audit fees were paid for the audit of CSS’ annual consolidated financial statements, the audit of CSS’ internal control over financial reporting, and the reviews of CSS’ consolidated financial statements included in CSS’ Quarterly Reports on Form 10-Q.

Tax Fees

Tax fees of $32,180 and $94,774 were paid for tax compliance and tax consulting in fiscal 2011 and 2010, respectively. Such compliance services included assistance with tax return preparation.

There were no fees paid in fiscal 2011 or 2010 for products and services provided by KPMG other than the services referred to above.

AUDIT COMMITTEE REPORT

Management is responsible for the preparation of CSS’ consolidated financial statements, maintaining effective internal control over financial reporting, compliance with laws and regulations and ethical business conduct. The independent registered public accounting firm is responsible for performing an independent audit of CSS’ consolidated financial statements in accordance with applicable auditing standards and for expressing an opinion on whether those financial statements present fairly in all material respects the financial position, results of operations and cash flows of CSS, in conformity with United States generally accepted accounting principles. The independent registered public accounting firm is also responsible for performing an audit (in accordance with applicable auditing standards) of, and expressing an opinion on the effectiveness of, CSS’ internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has reviewed and discussed with management the audited consolidated financial statements of CSS, and management has represented to the Audit Committee that these financial statements were prepared in accordance with United States generally accepted accounting principles. The Audit Committee has also discussed the audited consolidated financial statements with the independent registered public accounting firm, and the Audit Committee has discussed with that firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee has also discussed with the independent registered public accounting firm that firm’s independence.

The Audit Committee has met with CSS’ internal audit staff and its independent registered public accounting firm, with and without management present, and discussed the results of their examinations, their evaluations of CSS’ internal controls, and the quality of CSS’ financial reporting. The Audit Committee has considered the results of management’s assessment of, and the results of the independent registered public accounting firm’s audit of, the effectiveness of CSS’ internal control over financial reporting, and the Audit Committee has held discussions with management and the independent registered public accounting firm concerning such results.

Based upon the Audit Committee’s review of the audited consolidated financial statements and the results of its discussions with management, internal audit staff and the independent registered public accounting firm described above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in CSS’ Annual Report on Form 10-K for the fiscal year ended March 31, 2011 filed with the United States Securities and Exchange Commission (“SEC”).

AUDIT COMMITTEE
John J. Gavin, Chairman
James E. Ksansnak
Scott A. Beaumont

OUR EXECUTIVE OFFICERS

Our executive officers are elected or designated annually by the Board to serve until their successors are elected and qualified or until their earlier resignation or removal. Our current executive officers are listed below. Ages are stated as of the date of our 2011 Annual Meeting of Stockholders.

Jack Farber is Chairman of our board of directors.  His biographical information appears on page 3.

Laurie F. Gilner, age 44, has served as President of our C.R. Gibson, LLC (“C.R. Gibson”) business since September 2010. Prior to that, from September 2008 until August 2010, she served as President and Chief Executive Officer of Perfect Timing, Inc., a manufacturer and distributor of calendars, stationery, back-to-school products and gift products. From January 2006 to August 2008, Ms. Gilner served as President, Travel Gear Division of TRG Group, a designer and manufacturer of travel gear, business and computer cases, backpacks, accessories and home décor products. She served as Executive Vice President, Retail and Corporate Markets of TRG Group from July 2002 until December 2005.

William G. Kiesling, age 48, has been our Vice President — Legal and Human Resources and General Counsel since August 2006. He served as our Vice President and General Counsel from August 2005 until August 2006. From February 1995 to July 2005, Mr. Kiesling served in various legal capacities, including Vice President and Associate General Counsel, with ARAMARK Corporation, a provider of food, hospitality and facility management services and uniform and work apparel.

Christopher J. Munyan is our President and Chief Executive Officer and a member of our board of directors. His biographical information appears on page 4.

Vincent A. Paccapaniccia, age 53, has been our Vice President — Finance and Chief Financial Officer since March 31, 2010. He served as Chief Financial Officer of ICT Group, Inc. (“ICT”), a provider of customer management and business process outsourcing solutions, from August 1998 until February 2010. He also served as ICT’s Executive Vice President, Finance and Administration from January 2003 until February 2010. From July 1998 until January 2003, Mr. Paccapaniccia served as ICT’s Senior Vice President, Finance. He served as ICT’s Vice President of Finance from January 1996 to July 1998.

Paul Quick, age 50, has been President of our Paper Magic Group, Inc. (“Paper Magic”) business since September 2008. From 1983 to 2008, he served in various capacities with Hallmark Cards, Incorporated (“Hallmark”), a designer, producer and seller of greeting cards, party supplies, gifts, wrapping paper and other consumer products, most recently as Vice President and General Manager — Walgreens Team from July 2006 until June 2008. Prior to that, from June 2000 to June 2006, he served as President of Hallmark’s Image Arts, Inc. subsidiary, a designer, producer and seller of greeting cards.

OWNERSHIP OF CSS COMMON STOCK

The following table lists all persons who we know to beneficially own at least five percent of our common stock as of June 6, 2011, unless otherwise noted. The table also shows, as of that date, the beneficial ownership of our common stock by each of our current directors, each of the executive officers listed in the Summary Compensation Table on page 37 and all directors and executive officers as a group.

	Number
	of Shares		Percent
	Beneficially		of
Beneficial Owner	Owned(1)		Class(2)

T. Rowe Price Associates, Inc. and T. Rowe Price Small Cap Value Fund, Inc.	1,466,190	(3)	15.1%
Royce & Associates, LLC	1,298,143	(4)	13.3%
Dimensional Fund Advisors LP.	818,683	(5)	8.4%
Scott A. Beaumont	16,000	(6)	*
James H. Bromley	199,738	(7)	2.0%
Jack Farber	673,847	(8)	6.9%
John J. Gavin	6,600	(9)	*
Laurie F. Gilner	—		*
William G. Kiesling	63,516	(10)	*
James E. Ksansnak	86,834	(11)	*
Rebecca C. Matthias	29,000	(12)	*
Christopher J. Munyan	119,027	(13)	1.2%
Vincent A. Paccapaniccia	2,500	(14)	*
Paul Quick	11,980	(15)	*
All directors and executive officers of CSS as a group (eleven (11) persons, including the individuals named above)	1,145,690	(16)	11.5%

*	denotes that ownership is less than 1 percent of the class.

(1)	“Beneficial ownership” is determined in accordance with SEC regulations. Therefore, the table lists all shares as to which a person listed has or shares voting power or investment power. In addition, shares issuable upon the exercise of outstanding stock options exercisable at June 6, 2011 or within 60 days thereafter are considered outstanding and to be beneficially owned by the person holding such options for the purpose of computing such person’s percentage beneficial ownership, but are not deemed outstanding for the purposes of computing the percentage beneficial ownership of any other person. Unless otherwise indicated, each person has the sole power to vote, and sole investment power over, the shares listed as beneficially owned by such person.

(2)	This percentage is calculated based upon a total of 9,740,207 shares of CSS common stock outstanding at June 6, 2011.

(3)	This information is as of December 31, 2010 and is derived from Schedule 13G filed with the SEC on February 10, 2011 by T. Rowe Price Associates, Inc. (“Price Associates”) and T. Rowe Price Small-Cap Value Fund, Inc. (“Price Fund”). Price Associates and Price Fund are located at 100 E. Pratt Street, Baltimore, MD 21202. Price Associates is an investment advisor registered under the Investment Advisors Act of 1940, and Price Fund is an investment company registered under the Investment Company Act of 1940. Price Associates has advised us that the shares shown in the table are owned by various individual and institutional investors including Price Fund (which owns and has sole voting power over 985,000 of the shares shown in the table) which Price Associates serves as investment advisor with power to direct investments and/or sole power to vote the securities. Price Associates has disclosed that it has sole investment power over all of the shares shown in the table and sole voting power over 468,790 of such shares. Individual and/or institutional investors which Price Associates serves as investment advisor have voting power over 12,400 of the shares shown in the table. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is

deemed to be a beneficial owner of the shares shown in the table; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such shares.

(4)	This information is as of December 31, 2010 and is derived from Schedule 13G filed with the SEC on January 12, 2011. Royce & Associates, LLC (“Royce”) is located at 745 Fifth Avenue, New York, NY 10151. Royce has disclosed that it is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940.

(5)	This information is as of December 31, 2010 and is derived from Schedule 13G filed with the SEC on February 11, 2011. Dimensional Fund Advisors LP (“Dimensional”) is located at Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746. Dimensional has disclosed that it is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, and that it furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts being referred to as the “Funds”). Dimensional has disclosed that all of the shares shown in the table are owned by the Funds, and that Dimensional possesses sole voting power over 815,094 of the shares shown in the table. Dimensional expressly disclaims that it is the beneficial owner of such shares other than for purposes of Section 13(d) of the Securities Exchange Act of 1934.

(6)	The shares shown in the table include options to purchase 14,500 shares of common stock.

(7)	The shares shown in the table include options to purchase 40,000 shares of common stock.

(8)	The shares shown in the table include 230,746 shares held by a revocable trust for the benefit of Mr. Farber for which Mr. Farber is trustee and holds the power of revocation; 151,042 shares held by a revocable trust for the benefit of Vivian Farber, Mr. Farber’s spouse, as to which Vivian Farber is trustee and holds the power of revocation; and 200,000 shares held by certain annuity trusts for which Vivian Farber is the sole trustee. In addition, among the shares beneficially owned by Mr. Farber are 60,383 shares of common stock owned by a trust for the benefit of Mr. Farber’s son, for which Mr. Farber serves as co-trustee with his son; and 31,676 shares held by the Farber Foundation, a charitable foundation for which Messrs. Farber and Munyan are the members and, together with Mr. Kiesling, the directors. Not included in the number of shares beneficially owned by Mr. Farber are 131,377 shares held by the Farber Family Foundation, Inc., a charitable foundation for which the members, directors and officers are Mr. Farber, his wife, his daughter and his son. Mr. Farber’s daughter, Ellen B. Farber, has sole voting and investment power over these shares. As a matter of policy, the Farber Foundation and the Farber Family Foundation, Inc. will not vote the shares of common stock that they own. Mr. Farber disclaims beneficial ownership of all shares owned directly or beneficially by the Farber Foundation, the Farber Family Foundation, Inc. and the trusts for the benefit of his family members.

(9)	The shares shown in the table include options to purchase 6,000 shares of common stock.

(10)	The shares shown in the table include options to purchase 29,840 shares of common stock. The shares shown in the table also include 31,676 shares held by the Farber Foundation, a charitable foundation for which Messrs. Farber, Kiesling and Munyan are the directors. As a matter of policy, the Farber Foundation will not vote the shares of common stock that it owns. Mr. Kiesling disclaims beneficial ownership of the shares owned by the Farber Foundation.

(11)	The shares shown in the table include options to purchase 28,000 shares of common stock and 58,834 shares owned by a revocable trust for the benefit of Mr. Ksansnak for which Mr. Ksansnak holds the power of revocation.

(12)	The shares shown in the table include 1,000 shares owned jointly by Ms. Matthias and her spouse and options to purchase 28,000 shares of common stock.

(13)	The shares shown in the table include options to purchase 60,305 shares of common stock and 31,676 shares held by the Farber Foundation, a charitable foundation for which Messrs. Farber and Munyan are the members and, together with Mr. Kiesling, the directors. As a matter of policy, the Farber Foundation will not vote the shares of common stock that it owns. Mr. Munyan disclaims beneficial ownership of the shares held by the Farber Foundation.

(14)	The shares shown in the table include options to purchase 2,500 shares of common stock.

(15)	The shares shown in the table include options to purchase 11,980 shares of common stock.

(16)	The shares shown in the table include options to purchase a total of 221,125 shares of common stock.

SECURITIES AUTHORIZED FOR ISSUANCE
UNDER CSS’ EQUITY COMPENSATION PLANS

The following table provides information as of March 31, 2011 about CSS’ 1994 Equity Compensation Plan (the “1994 Stock Plan”), 2000 Stock Option Plan for Non-Employee Directors (“2000 Stock Plan”), 2004 Equity Compensation Plan (“2004 Stock Plan”) and 2006 Stock Option Plan for Non-Employee Directors (“2006 Stock Plan”), which are CSS’ only equity compensation plans under which stock options and other equity grants are currently outstanding. Each of these plans was approved previously by the stockholders of CSS.

Equity Compensation Plan Information

	Number of		Number of Securities
	Securities	Weighted-	Remaining Available
	to be Issued	Average	for
	Upon	Exercise Price	Future Issuance
	Exercise of	of	Under Equity
	Outstanding	Outstanding	Compensation
Plan Category	Options(1)	Options(2)	Plans(3)

Equity compensation plans approved by security holders	1,001,930	$26.43	1,230,269	(4)
Equity compensation plans not approved by security holders	—	—	—

Total	1,001,930	$26.43	1,230,269	(4)

(1)	Includes 186,000 restricted stock units (“RSUs”) that are subject to service-based vesting conditions.

(2)	The RSUs described in footnote 1 above were disregarded in calculating the weighted average exercise price of outstanding options.

(3)	The amount shown in this column is net of the RSUs described in footnote 1 above.

(4)	Reflects the number of securities that were available for issuance as of March 31, 2011. All such securities were available under a single plan, the 2004 Stock Plan. On May 24, 2011, our Board of Directors, in conjunction with approving the 2011 Stock Plan and recommending it for approval by the stockholders, amended the 2004 Stock Plan to reduce the total number of securities available for issuance under such plan by 500,000. Taking into account such reduction and all cancellations and issuances under the 2004 Stock Plan subsequent to March 31, 2011, the number of securities available for future issuance under the 2004 Stock Plan as of the record date, June 6, 2011 was 780,344. For further information, see “Actions to Reduce Overhang” on page 31.

CORPORATE GOVERNANCE

Board Meetings; Director Attendance at Annual Meeting of Stockholders

The Board held eight meetings during our past fiscal year. The Board does not have a formal policy concerning attendance by members of the Board at our Annual Meeting of Stockholders but encourages all directors to attend. All of the members of the Board attended our 2010 Annual Meeting of Stockholders.

Board Committees; Committee Membership; Committee Meetings

CSS has an Audit Committee, a Human Resources Committee, a Nominating and Governance Committee, an Executive Committee and a committee that administers the 2000 Stock Plan.1 The Human Resources Committee performs the functions typically performed by a compensation committee. The following table shows the current

1 The 2006 Stock Plan is administered by the Board. Likewise, the proposed 2011 Stock Plan, if approved by the stockholders, will be administered by our Board.

committee membership and the number of meetings that each committee held during the fiscal year ended March 31, 2011.

Nominating
		Human	and		2000 Stock
Director	Audit	Resources	Governance	Executive	Plan
Name	Committee	Committee	Committee	Committee	Committee

Scott A. Beaumont	•		•
James H. Bromley		▲	•	•
Jack Farber				▲	•
John J. Gavin	▲	•
James E. Ksansnak	•	•		•
Rebecca C. Matthias		•	▲
Christopher J. Munyan					•
Number of Meetings in 2011 Fiscal Year	5	5	2	2	—

•	denotes Committee member.

▲	denotes Committee member and chairman.

Committee Charters; Corporate Governance Principles; and Other Corporate Governance Documents

The Audit Committee, Human Resources Committee and Nominating and Governance Committee each operate under a written charter adopted by the Board. Each of these charters and each of the documents listed below is available in print to any stockholder who requests it:

•	CSS Corporate Governance Principles (including categorical standards for the determination of director independence)

•	CSS Code of Ethics and Internal Disclosure Procedures

•	CSS Code of Business Conduct and Ethics for our Directors

In addition, you may access the charters and documents listed above on our website at www.cssindustries.com/investors. This and all other references in this proxy statement to our website are intended to be inactive textual references only.

Audit Committee

The Audit Committee oversees the integrity of CSS’ financial statements, has sole authority to retain, compensate, terminate, oversee and evaluate the independent auditors, and reviews and approves in advance all audit and lawfully permitted non-audit services performed by the independent auditors, subject to the pre-approval policy described below. In addition, the Audit Committee reviews and discusses with management and the independent auditors the annual audited financial statements and quarterly financial statements included in CSS’ filings with the SEC; oversees CSS’ compliance with legal and regulatory requirements; oversees the organizational structure of, and the activities and qualifications of the persons performing, CSS’ internal audit function; and meets separately with the independent auditors and CSS’ own internal auditors as often as deemed necessary or appropriate by the Audit Committee. The Audit Committee also oversees CSS’ internal control over financial reporting and periodically discusses with management CSS’ risks relating to financial reporting, pending and threatened litigation and legal compliance matters, and the steps that management has taken to assess, monitor and address such risks.

The annual audit services engagement terms are subject to specific pre-approval of the Audit Committee. The Audit Committee has adopted a pre-approval policy relating to non-audit services that may be performed by our independent auditors. The services can be pre-approved by the Audit Committee or by any member or members of the Audit Committee, provided that no member has authority to approve any non-audit service that is expected to result in fees during any fiscal year of over $50,000 for such service and no two members have authority to approve any non-audit service that is expected to result in fees during any fiscal year of over $100,000 for such service. Any approval by one or two members is reported to the Audit Committee, for informational purposes, at its next regular meeting following such approval.

In addition, the Audit Committee may pre-approve, on an annual basis, non-audit services that are described in sufficient detail so that the Audit Committee knows precisely what services it is being asked to pre-approve and can make a well-reasoned assessment of the impact of those services on CSS’ outside auditor’s independence.

Our Board has determined that Messrs. Beaumont, Gavin and Ksansnak each meet the criteria of an “audit committee financial expert” as that term is defined in SEC regulations. Each Audit Committee member is also independent as determined in accordance with applicable SEC and NYSE rules.

You may contact CSS’ Audit Committee to report complaints about CSS’ accounting, internal accounting controls or auditing matters by writing to the following address: Audit Committee, c/o CSS Industries, Inc., 1845 Walnut Street, Suite 800, Philadelphia, PA 19103. You can report your concerns to the Audit Committee anonymously or confidentially.

Human Resources Committee

The Human Resources Committee has responsibility and authority to review, modify and approve CSS’ corporate goals and objectives relevant to compensation of the chief executive officer and other CSS executive officers; review, modify and approve the structure of CSS’ executive compensation; evaluate the compensation (and performance relative to compensation) of the chief executive officer; determine the amounts and individual elements of total compensation for the chief executive officer; evaluate (in conjunction with the chief executive officer) and approve the compensation (and performance relative to compensation) of all other CSS executive officers and those employees of CSS and its subsidiaries having an annual base salary in excess of a threshold amount determined by the Committee (presently $200,000) and approve the individual elements of total compensation for such employees.

In addition, the Human Resources Committee has responsibility and authority to evaluate CSS’ compensation policies for officers and senior management; evaluate and make recommendations to the Board with respect to the terms and administration of CSS’ annual and long-term incentive compensation plans and equity-based plans; evaluate and approve significant changes to CSS’ employee benefit programs; approve revisions to the Company’s executive salary range structure and salary increase guidelines; make grants under and administer the 2004 Stock Plan; and administer grants previously made under the 1994 Stock Plan.

It has been the practice of the Human Resources Committee to make executive compensation determinations at meetings held periodically over the course of a fiscal year. At meetings held early in the fiscal year, the Human Resources Committee evaluates the prior fiscal year’s performance of CSS’ executive officers, including its chief executive officer; determines annual base salaries for the current fiscal year for CSS’ chief executive officer and its other executive officers; determines the extent to which the prior year’s awards under our Management Incentive Program (“MIP”) have been earned, determines the type and amount of available awards under our MIP for the ensuing fiscal year and sets performance objectives for such awards; and determines the form and amount of long-term incentive awards. The Human Resources Committee also meets periodically to review CSS’ compensation programs and practices and to evaluate whether it would be in the best interest of CSS to make changes to those programs and practices.

The Human Resources Committee directly engaged Frederic W. Cook & Co., Inc. (“F.W. Cook”), an independent compensation consulting firm, to perform an executive compensation review, the results of which were considered by the Human Resources Committee in making executive compensatory determinations for our fiscal year ended March 31, 2011. In connection therewith, the Human Resources Committee consulted with F.W. Cook concerning: the setting of annual base salaries for our named executives for fiscal 2011; the setting of target and threshold performance criteria and award levels for short-term incentive awards under our MIP for fiscal 2011; and the nature, structure and amount of long-term incentives granted in fiscal 2011.

In advance of meetings of the Human Resources Committee, members of CSS executive management provide the Human Resources Committee with written materials containing compensation-related information and recommendations, including recommendations as to the amount and form of compensation for executive officers other than the chief executive officer. These materials are prepared by or under the direction of Messrs. Munyan and Kiesling. In connection with the preparation of such materials, Messrs. Munyan and Kiesling confer with F.W. Cook, in its capacity as an advisor to the Human Resources Committee, and portions of such materials are prepared by, or reflect the advice and input of F.W. Cook, acting in such capacity. The Human Resources Committee determines the matters as to which F.W. Cook prepares materials or provides its advice and input to CSS executive management in connection with the preparation of such materials.

On an annual basis, and otherwise as deemed appropriate by Mr. Munyan or as requested by the Human Resources Committee, Mr. Munyan provides the Human Resources Committee with his evaluation of the performance of our named executives, including Mr. Munyan’s own self-evaluation. Certain of our executive officers participate in meetings of the Human Resource Committee. Executive officers do not participate, and are not present, during portions of meetings in which the Human Resources Committee considers their individual performance and approves their compensation.

Human Resources Committee Interlocks and Insider Participation

As indicated above, the Human Resources Committee performs the functions typically performed by a compensation committee, and the members of the Human Resources Committee are James H. Bromley, James E. Ksansnak, John J. Gavin and Rebecca C. Matthias. Mr. Bromley previously served as an executive officer of CSS. He ceased to be a CSS executive officer in December 1997. No member of the Human Resources Committee served as an officer or employee of CSS or any of its subsidiaries during the fiscal year ended March 31, 2011 or had any relationship requiring disclosure under SEC regulations.

Procedures and Processes with Regard to Director Compensation

Under our bylaws, our Board has authority and responsibility for fixing the nature and amount of all compensation paid to the members of our Board. Our Board reviews and sets the amount of fees paid to non-employee directors on an annual basis. Any changes that the Board approves with respect to fees paid to non-employee directors become effective on the date of the Board’s annual organizational meeting, which is held immediately following the Annual Meeting of Stockholders of CSS. In fiscal 2011, our Board increased the annual fees paid to non-employee directors for service on our Board from $30,000 to $35,000. It also increased the annual fees paid to the Chairs of the Nominating and Governance Committee and the Human Resources Committee from $7,000 to $8,000, and the annual fees paid to the Chair of the Audit Committee from $12,000 to $15,000. In making these determinations, our Board considered information from published survey data on fees paid to outside directors by manufacturing companies having annual sales between $340 million and $610 million, as well as recommendations of CSS’ executive officers. See “Director Compensation — Fiscal 2011” for further information concerning the form and amount of director compensation provided by CSS.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for identifying qualified individuals for Board membership and recommending individuals for nomination to the Board and its committees. In addition, the Nominating and Governance Committee reviews and makes recommendations to the Board as to changes in Board structure, the range of qualifications that should be represented on the Board and eligibility criteria for individual Board membership. The Nominating and Governance Committee is also responsible for developing and recommending corporate governance principles to the Board and overseeing the evaluation of the Board and its Committees.

Executive Committee

The Executive Committee may exercise all the authority of the Board in our business and affairs, to the extent permitted by law, at a time when action of the entire Board is not feasible.

2000 Stock Plan Committee

The members of the Stock Option Committee under the 2000 Stock Plan are determined under the provisions of such plan. The 2000 Stock Plan provides that it is to be administered by a Committee of the Board consisting of directors who are not eligible to participate in the plan.2 Although the 2000 Stock Plan has expired and no further options can be awarded under such plan, stock options previously granted under such plan are currently outstanding. The 2000 Stock Plan provided for automatic, formula-based stock option grants to non-employee directors, which grants are not subject to adjustment by the members of the aforementioned Stock Option Committee. Grants under the 2000 Stock Plan were made from 2001 until 2005.

Board Independence

The Board has affirmatively determined that each of Scott A. Beaumont, James H. Bromley, John J. Gavin, James E. Ksansnak and Rebecca C. Matthias has no material relationship with CSS (either directly or as a partner, stockholder or officer of an organization that has a relationship with CSS) and is an independent director within the meaning of the New York Stock Exchange (“NYSE”) rules.

The Board has further determined that each of the members of the Audit Committee, the Human Resources Committee and the Nominating and Governance Committee is independent within the meaning of the NYSE rules. To assist the Board in making determinations of independence, the Board has adopted the following categorical standards:

(i) A director will not be independent if: (1)(A) the director is a current partner or employee of CSS’ internal or external auditor, or (B) an immediate family member of the director is either (x) a current partner of such a firm or (y) a current employee of such a firm and personally works on CSS’ audit, or (C) within the preceding three years the director or an immediate family member of the director was a partner or employee of CSS’ present or former external auditor and personally worked on CSS’ audit within that time; or (2) currently, or within the preceding three years: (A) the director is or was employed by CSS; (B) an immediate family member of the director is or was employed by CSS as an executive officer; (C) the director, or an immediate family member of the director is or was employed as an executive officer of another entity, as to which any of CSS’ executive officers at the same time served on the compensation committee of such other entity; (D) the director, or an immediate family member of the director received, during any twelve month period, more than $120,000 in direct compensation from CSS, other than director related fees; or (E) the director is or was an executive officer or otherwise employed by an entity, or an immediate family member of the director is or was employed by an entity, that made payments to, or received payments from, CSS for property or services in an amount which in any of CSS’ fiscal years exceeded the greater of $1 million, or 2% of the other entity’s gross revenues.

(ii) Service by a CSS director as an executive officer of a charitable organization as to which the charitable contributions made by CSS and the Farber Foundation to such charitable organization are less than the greater of 2% of that organization’s total annual charitable receipts or $1 million per annum, shall not be considered a material relationship that would impair a director’s independence.

All independent directors satisfied these categorical standards, which are set forth in our Corporate Governance Principles, which can be accessed on our website at www.cssindustries.com/investors.

Executive Sessions of Non-Management Directors

Rebecca C. Matthias, in her capacity as Chair of the Nominating and Governance Committee, presides at the regularly scheduled executive sessions of our non-management directors, each of whom is an independent director. Each session has been scheduled to be held immediately following each regularly scheduled meeting of the Board.

2 The 2006 Stock Plan is administered by the CSS Board of Directors. Likewise, the proposed 2011 Stock Plan, if approved by the stockholders, will be administered by the CSS Board of Directors.

Board Leadership Structure

Although our bylaws do not prohibit our chief executive officer from serving as chairman of our board of directors, these two positions are not held by the same individual, and they have not been held by the same individual since 1999, when Mr. Farber retired as our chief executive officer. The Nominating and Governance Committee and our Board believe that this organizational structure is appropriate because Mr. Farber, having previously served as our chief executive officer for approximately twenty years, is uniquely well-qualified to lead our Board and assist its committees in evaluating our performance and the performance of our chief executive officer.

In this regard, our independent directors sometimes invite Mr. Farber to participate in portions of their executive sessions, and our Human Resources and Audit Committees sometimes invite Mr. Farber to participate in portions of their executive sessions, conducted outside the presence of the chief executive officer. These sessions are chaired by Ms. Matthias in her capacity as Chair of the Nominating and Governance Committee, in the case of executive sessions of our independent directors, and by the chairmen of the Human Resources and Audit Committees, respectively, in the case of executive sessions of their respective committees. While our independent directors value Mr. Farber’s perspective and insight, these directors (as well as the Audit, Human Resources and Nominating and Governance Committees) also meet on a regular basis without the participation of Mr. Farber, who does not qualify as an independent director under the rules of the NYSE.

Board’s Role in Risk Oversight

Management is responsible for risk management, including identifying risks, assessing threats posed by those risks, determining how those risks should be addressed, and monitoring the status of those risks and the status of any actions that management has determined to implement to address those risks. The Board’s role in risk management is to oversee these activities. The Board administers its oversight responsibilities with regard to risk management by considering management presentations and reports, engaging in discussions with management, questioning management, and constructively challenging management’s assessments and conclusions. The Board also directs management to consider, assess and report to the Board on matters that the Board views as potential risks, if management has not already identified or assessed those potential risks.

Operationally, the Board administers its risk oversight responsibilities at both the full Board level and at the Committee level. Generally, the full Board oversees risk management with respect to strategic and operational matters and as to risks that may significantly affect our business, results of operations or financial condition (which sometimes may involve risks primarily overseen at the Committee level). In this regard, there can be some overlap among matters overseen by the full Board and by Committees of the Board. The Audit Committee has primary oversight responsibility for risks that may impact the effectiveness of our internal controls over financial reporting, risks associated with pending and threatened litigation and those associated with our compliance with laws, rules and regulations applicable to our business. The Audit Committee oversees the activities of the Company’s internal audit function and receives regular reports on internal audit’s work as a means of evaluating the effectiveness of the Company’s internal controls, management’s procedures to identify and address business risks, and management’s responses to those risks. The Human Resources Committee has primary responsibility for overseeing risks associated with our compensation and benefits policies and practices.

CSS executive management identifies operational and strategic risks through, among other methods, regular and frequent communication with the senior management of our business units, including “operations” meetings held monthly with the senior management team of each business unit. Our chief executive officer, chief financial officer and general counsel typically participate in these meetings, which are typically held in person either at the offices of the business unit or at the CSS corporate offices. These meetings are attended by the business unit’s president and the head of its finance department. Other members of the business unit’s senior management (such as the lead sales, marketing, manufacturing, purchasing and sourcing personnel) also may participate in these meetings.

As risks are identified, CSS executive management assesses, or oversees the assessment of, such risks. Following assessment, CSS executive management determines how those risks will be addressed and monitors the status of those risks and of any actions that management has determined to take to address those risks. These activities form the basis for CSS executive management’s reports to the Board and/or Committees of the Board on risks that may affect the business.

Communications with the Board

Stockholders or other interested persons wishing to communicate with members of the Board should send such communications to Ms. Matthias c/o CSS Industries, Inc. at 1845 Walnut Street, Suite 800, Philadelphia, PA 19103. Ms. Matthias will forward these communications to specified individual directors, or, if applicable, to all the members of the Board as she deems appropriate.

Consideration of Director Candidates

The Nominating and Governance Committee considers candidates for Board membership. Our Corporate Governance Principles provide that directors are expected to possess the highest personal and professional ethics, integrity and values and relevant experience. They are also expected to be committed to the long-term interests of CSS’ stockholders, and to have an inquisitive and objective perspective, practical wisdom and mature judgment. In addition, directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively. In this regard, our Corporate Governance Principles provide that directors should not serve on more than three other public company boards (two other public company boards if the director serves as chief executive officer of another entity, or in an equivalent position). The charter of the Nominating and Governance Committee provides that in evaluating nominees, the Nominating and Governance Committee will consider the attributes set forth above, and such other factors as it deems appropriate, which may include judgment, skill, experience with businesses and other organizations comparable to CSS, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and its committees.

We do not have a formal policy with regard to the consideration of diversity in identifying nominees to stand for election to our Board. Our Board selects nominees after considering the recommendations of the Nominating and Governance Committee. In developing its recommendations, the Nominating and Governance Committee may consider, among other factors mentioned above, the interplay of the candidate’s experience with the experience of other Board members. In considering this factor, the Nominating and Governance Committee may take into account the extent to which a candidate’s experience broadens the range of experience already represented on the Board. The Nominating and Governance Committee believes that the interplay of a candidate’s experience with the experience of other Board members is one of multiple factors that may be appropriate for consideration in formulating its recommendations. Likewise, in considering the nominees recommended by the Nominating and Governance Committee, our Board may consider the interplay of a candidate’s experience with the experience of other Board members, among other factors.

Under our bylaws, (i) no director, other than a director serving as Chairman of the Board, is eligible to be nominated for election to the Board or otherwise continue service as a director past the date of the Annual Meeting of Stockholders occurring in the calendar year in which such Director reaches or has reached his or her 75th birthday, and (ii) a director serving as Chairman of the Board is not eligible to be nominated for election to the Board or otherwise continue service as a director past the date of the Annual Meeting of Stockholders occurring in the calendar year in which such director reaches or has reached his or her 80th birthday.

Stockholders can recommend candidates for nomination by writing to Ms. Matthias, c/o CSS Industries, Inc., 1845 Walnut Street, Suite 800, Philadelphia, PA 19103. To submit a candidate for consideration in connection with our 2012 Annual Meeting of Stockholders, a stockholder must submit the following information by February 22, 2012: (1) the name of the candidate and information about the candidate that would be required to be included in a proxy statement under the rules of the SEC; (2) information about the relationship between the candidate and the recommending stockholder; (3) the consent of the candidate to serve as a director; and (4) proof of the number of shares of CSS common stock that the recommending stockholder owns and the length of time the shares have been owned. The Nominating and Governance Committee may seek additional information regarding the candidate. In considering any candidate proposed by a stockholder, the Nominating and Governance Committee will reach a conclusion based on the criteria described above, and it will evaluate candidates recommended by stockholders in the same manner in which it evaluates candidates recommended by others. After full consideration, the Nominating and Governance Committee will notify the stockholder proponent of the Nominating and Governance Committee’s determination.

Code of Ethics and Internal Disclosure Procedures (Employees) and Code of Business Conduct and Ethics (Board of Directors)

CSS has a Code of Ethics and Internal Disclosure Procedures (“Employee Code”) applicable to all employees, including officers, and it contains specific provisions relating to the chief executive officer and senior financial employees of CSS. Among other things, the Employee Code is designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosures in reports and documents required to be filed by CSS with the SEC and in other public communications made by CSS; and to promote compliance with applicable governmental laws, rules and regulations. The Employee Code provides for the prompt internal reporting of violations and contains provisions regarding accountability for adherence to its provisions. The Board also has adopted a Code of Business Conduct and Ethics (“Director Code”) applicable to the Board. We intend to satisfy the disclosure requirements regarding any amendment to, or waiver from, a provision of our Employee Code and our Director Code by making disclosures concerning such matters available on the investors page of our website, www.cssindustries.com/investors.

RELATED PARTY TRANSACTIONS

We do not have a formal policy on related party transactions. However, our Employee Code and our Director Code reflect our general policy that conflicts of interest are to be avoided by directors, officers and employees of CSS and its subsidiaries. These codes are intended to ensure that transactions that may involve conflicts of interest are identified, reviewed and approved. Our Director Code states directors should avoid conflicts of interest, including those arising indirectly from activities of immediate family members, and report to the Chair of the Nominating and Governance Committee any situation that may involve a conflict of interest.

Under our Employee Code, our employees, including our executive officers, must observe honest and ethical behavior and avoid conflicts of interest, including those arising from activities of family members. We encourage dialog between employees and their supervisors to bolster awareness of situations that may pose ethical questions, including conflicts of interest. We expect employees to report suspected violations of the Employee Code to our legal department for investigation. Under our Employee Code, our chief executive officer, chief financial officer, controller and those performing similar functions must disclose to our general counsel any material transaction or relationship that reasonably may be expected to violate the Employee Code, including actual or apparent conflicts of interest.

If a material transaction that may pose a conflict of interest is brought to the attention of the Chair of the Nominating and Governance Committee or our general counsel, as contemplated by our codes of conduct, those individuals generally would be expected to present such transaction to our Board for review, approval or ratification. Our Board has not adopted any particular standards applicable to its consideration of such matters.

On an annual basis, our employees, including our executive officers, are required to certify in writing that they are in compliance with the Employee Code, or, if not in compliance, to identify instances of non-compliance. Additionally, our executive officers and directors, on an annual basis, are required to report to us, in response to director and officer questionnaires, any related party transactions that may give rise to a disclosure obligation in our proxy statement under Item 404(a) of SEC Regulation S-K. Since the beginning of our 2011 fiscal year, we have not had any transactions required to be reported under Item 404(a) of SEC Regulation S-K.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this Compensation Discussion and Analysis, we address the compensation paid or awarded to our executive officers listed in the Summary Compensation Table that follows this discussion. We refer to these executive officers as our “named executive officers” or “named executives.”

Fiscal 2011 Compensation

Compensation Objectives

The compensation paid or awarded to our named executive officers for the fiscal year ended March 31, 2011 (sometimes referred to below as “fiscal 2011”) was designed to meet the following objectives:

•	Provide compensation that is competitive with compensation for executive officers providing comparable services, taking into account the size of our company or subsidiaries, as applicable. We refer to this objective as “competitive compensation.”

•	Create a compensation structure under which a meaningful portion of total compensation is based on achievement of performance goals. We refer to this objective as “performance incentives.”

•	Encourage the aggregation and maintenance of meaningful equity ownership and alignment of executive and stockholder interests. We refer to this objective as “stockholder incentives.”

•	Provide an incentive for long-term continued employment with us. We refer to this objective as “retention incentives.”

The principal components of the fiscal 2011 compensation that we provided to our named executive officers to meet these objectives are as follows:

Type of Compensation	Objectives Addressed

Salary	Competitive Compensation
Annual Incentive Compensation	Performance Incentives
Competitive Compensation
Stock Options	Stockholder Incentives
Performance Incentives
Competitive Compensation
Retention Incentives
Restricted Stock Units (“RSUs”)	Stockholder Incentives
Retention Incentives
Competitive Compensation

Use of Comparative Data

The Human Resources Committee considers comparative data in making compensatory determinations. In this section, we describe the type comparative data considered by the Human Resources Committee in making compensatory determinations for fiscal 2011 and how that data was obtained. In later sections, we discuss how such comparative data was utilized by the Human Resources Committee in making such determinations.

Prior to making compensatory determinations for fiscal 2011, the Human Resources Committee directly engaged F.W. Cook to conduct a competitive compensation review with regard to seven executive management positions, including those held by the Company’s five most highly compensated executives. F.W. Cook’s responsibilities included reviewing and recommending whether any changes should be made to the Company’s peer group (which had been developed in connection with an executive compensation review conducted by F.W. Cook for fiscal 2009); analysis of compensation data from the peer group and from available survey sources; analysis of peer companies’ share usage for equity compensation awards; and analysis of the aggregate value of long-term incentives granted at peer companies. F.W. Cook’s findings and recommendations were communicated to the Human Resources Committee in a written report, and F.W. Cook’s representatives met with the Human Resources Committee to present and discuss such findings and recommendations.

The peer group used for the executive compensation review for fiscal 2011 consisted of the following 16 public companies, which were selected based on similarity to CSS in terms of one or more of size, nature of business and location: A.C. Moore Arts & Crafts, Inc.; American Greetings Corporation; Blyth, Inc.; CDI Corp.; Ennis, Inc.; Helen of Troy Limited; Hooker Furniture Corporation; JAKKS Pacific, Inc.; Kid Brands, Inc. (f/k/a Russ Berrie and Company, Inc.); Knoll, Inc.; Lannett Company, Inc.; Libbey Inc.; Lifetime Brands, Inc.; National Presto Industries, Inc.; Neenah Paper, Inc.; and RC2 Corporation. This group was developed by F.W. Cook and approved by the Human Resources Committee, taking into account F.W. Cook’s recommendations. Twelve of the aforementioned peer group companies were also part of the 16-member peer group developed in fiscal 2009. Two companies from the fiscal 2009 group were replaced because they had been acquired by other companies, and two were replaced because they were no longer within the competitive range for CSS based on revenue and/or market capitalization.

F.W. Cook compared the total compensation paid to our named executive officers to that received by the five most highly compensated executives at each of the peer companies and to comparable executive positions from survey data. To account for the age of the peer group and survey data, F.W. Cook updated such data using a 3% per annum rate (referred to herein as “updated” peer group or survey data). The following elements of pay were included in such analysis: base salary, annual incentives and long-term incentives. Comparisons were based on an executive’s position and on pay rank, as follows:

Peer Group Comparison
		Pay	Survey
Executive	Position	Rank(1)	Comparison

Munyan	CEO	1st	CEO
Paccapaniccia	CFO	2nd	CFO
Kiesling	General Counsel	3rd	Head of Legal
Quick(2)	Business Unit Head	5th	CEO of Division
Gilner(3)	n/a	n/a	CEO of Division

(1)	The executive that had the 4th highest pay rank at the time that the executive compensation review was performed — the former President of our Berwick Offray and Cleo businesses — resigned during fiscal 2011 and is no longer employed by the Company.

(2)	A pay rank of 5th was used for Mr. Quick based on his pay rank positioning among CSS’ named executives at the time that the analysis was performed.

(3)	Ms. Gilner, our 5th most highly compensated executive for fiscal 2011, commenced employment as President of our C.R. Gibson business in September 2010, after the F.W. Cook analysis had been performed. The former President of our C.R. Gibson business was not one of our five most highly compensated executives. For this reason, such position was not included in the peer group portion of F.W. Cook’s analysis.

Based on CSS’ positioning among the peer group companies in terms of annual revenue and market capitalization, F.W. Cook advised us that compensation levels between the 25th percentile and the median of the peer group would be indicative of market competitive rates for CSS. For survey data comparisons, a national, general industry survey was used. Where possible, F.W. Cook interpolated the survey data to reflect revenue responsibilities matching those of the relevant CSS executive. Based on this approach, F.W. Cook advised us that it viewed the median survey data as market competitive with CSS.

With regard to equity compensation, F.W. Cook compared CSS’ equity grant practices over the prior three years to those of the peer group companies over the same period. The following parameters were addressed in such analysis: (i) annual share usage — the average number of shares granted from employee equity plans as a percentage of total common shares outstanding; (ii) overhang — a measure of the dilution that stockholders would experience if all outstanding employee equity grants and all shares available for future grants under employee equity plans were to become issued and outstanding shares of common stock; and (iii) valuation — a measure of the value of equity grants (and other long-term incentives) expressed in dollars and as a percentage of weighted average market capitalization.

Base Salaries

For fiscal 2011, we increased Mr. Munyan’s annual base salary by approximately 2.9% to $540,000, and we approved annual base salary increases for Messrs. Kiesling and Quick of approximately 4% each. Annual base salaries for Mr. Paccapaniccia and Ms. Gilner were determined through their pre- employment negotiations with us, and the same were approved by the Human Resources Committee at the time that it approved their respective employment agreements. Mr. Paccapaniccia commenced employment with CSS on March 31, 2010, and Ms. Gilner commenced employment as President of our C.R. Gibson business on September 2, 2010.

In determining Mr. Munyan’s annual base salary for fiscal 2011, we considered both his and CSS’ performance during fiscal 2010, his skill set and experience relative to the needs of CSS, his tenure in his current position and his expected future contributions to the Company. We also considered comparative data from F.W. Cook’s executive compensation review indicating that Mr. Munyan’s fiscal 2010 annual base salary was approximately equal to the 25th percentile indicated by the peer group data and lower than the 25th percentile indicated by the survey data. We also observed that after giving effect to his salary increase, Mr. Munyan’s base salary would be approximately equal to the 25th percentile indicated by the updated peer group data, while still being lower than the 25th percentile indicated by the survey data. We used the comparative data as a point of reference, and we did not attribute any particular weight to such data versus the other factors mentioned above.

In setting annual base salaries for Messrs. Kiesling and Quick, we considered their performance during fiscal 2010, and in the case of Mr. Quick, the performance during that period of our Paper Magic Group business, for which he has responsibility. Additionally, we considered their respective skill sets and experience relative to the needs of the business, their tenure in their current positions and their expected future contributions. We referenced data from the F.W. Cook analysis indicating that their respective annual base salaries for fiscal 2011 would be within or above the competitive range indicated by the updated peer group data and the updated survey data. We used the comparative data as a point of reference, and we did not attribute any particular weight to such data versus the other factors mentioned above.

Annual Incentive Compensation

Fiscal 2011 MIP Design

We provide annual incentive compensation opportunities under our MIP. We set target award levels for our executive officers based on a percentage of their respective salaries. Maximum award levels are equal to 200% of each executive’s target award level. For the fiscal year ended March 31, 2011, the applicable target award level percentages, and the target and maximum award levels in dollars, were as follows:

	Target as
	% of Base
Executive	Salary	Target ($)	Maximum ($)

Munyan	100%	540,000	1,080,000
Paccapaniccia(1)	80%	256,000	512,000
Kiesling	80%	250,016	500,032
Quick	80%	249,600	499,200
Gilner(2)	80%	147,000	294,000

(1)	Under his employment agreement, Mr. Paccapaniccia was entitled to a minimum payout of $40,000 under the MIP for fiscal 2011.

(2)	Under her employment agreement, Ms. Gilner was entitled to a minimum payout of $50,000 under the MIP for fiscal 2011.

We set target award levels for fiscal 2011 using the same percentages that were used in fiscal 2010 and in prior periods. These target award percentages are designed to make a meaningful amount of an executive’s target total cash compensation (i.e., salary, plus target annual incentive compensation) dependent on the achievement of performance objectives. In retaining the same target percentages that we have used in the past, we considered advice from F.W. Cook indicating that these percentages result in target award levels that are competitive in relation to the peer group and the pertinent survey data.

For fiscal 2011, payouts under each award were dependant on the outcome of either two or three performance components. The components of each award and the portion of the amounts in the table above that may be paid under each component were as follows:

	CSS	Business Unit
Executive	Performance	Performance	Discretionary

Munyan	80%	—	20%
Paccapaniccia	80%	—	20%
Kiesling	80%	—	20%
Quick	30%	50%	20%
Gilner	30%	50%	20%

The sole metric for determining whether, and the extent to which, the CSS performance component is paid is diluted earnings per share (“EPS”) for CSS. No amounts are paid under the CSS performance component unless CSS achieves EPS in excess of a minimum “threshold” level determined by the Human Resources Committee. If the minimum EPS threshold level is exceeded, the payout under the CSS performance component depends on the extent to which actual EPS exceeds the minimum level. The Human Resources Committee also established “target” and “maximum” EPS levels that must be reached in order for the CSS performance component to be paid at the target and maximum levels, respectively.

For fiscal 2011, the Human Resources Committee set the minimum level of EPS needed for payouts under the CSS performance component at $1.26 per share. At an EPS level of $1.26 per share, payouts would be equal to approximately 3.33% of the CSS component of each executive’s target award amount. At higher EPS levels, each executive’s payout under the CSS component would be higher, and the magnitude of the increase would be determined by the extent to which the achieved level of EPS exceeded the minimum level. If the target EPS level of $1.80 per share was attained, then payouts would be equal to 100% of the CSS component of each executive’s target award amount. If the achieved level of EPS exceeded the target level, payouts would be increased further (based on the extent to which the target level was exceeded), subject to a maximum payout equal to 200% of each executive’s CSS component, which amount would be payable if EPS was equal to or in excess of $2.31 per share.

The sole metric for determining whether, and the extent to which, the business unit performance component is paid is operating income for Paper Magic Group, in the case of Mr. Quick, and operating income for C.R. Gibson, in the case of Ms. Gilner. No amounts are paid under these components unless the applicable business unit achieves operating income in excess of a minimum “threshold” level determined by the Human Resources Committee. If the minimum operating income threshold is exceeded, the amount paid under the business unit performance component will depend on the extent to which actual operating income exceeds the minimum level. The Human Resources Committee also established “target” and “maximum” operating income levels that must be reached in order for the business unit performance component to be paid at the target and maximum levels, respectively.

With regard to the discretionary component, payouts (if any) are determined in the sole discretion of the Human Resources Committee. Additionally, the Human Resources Committee retains discretion to reduce or eliminate any payout under the other components of a MIP award based on individual performance or any other factors that the Human Resources Committee deems appropriate. In addition, payouts under the MIP are contingent on the executive being employed by us at the time that the payout is made.

We selected EPS as a principal measure of performance because we believe it is the fundamental “bottom line” indicator of the ability of our executives to enhance return for our stockholders. We selected business unit operating income as a performance measure for Mr. Quick and Ms. Gilner because it provides a reliable overall measure of the performance of the operations that they each supervise as subsidiary presidents. At the time that we set the minimum and target levels for EPS and operating income, we believed that results above the minimum levels were reasonably attainable with a strong performance, and that results near or at the target levels would be challenging to achieve. We also believed that actual achievement of the minimum and target levels for both EPS and operating income was substantially uncertain.

Prior to fiscal 2011, the discretionary component was not an element of our MIP. It was added for fiscal 2011 in order to provide the Human Resources Committee with greater flexibility to reward strong individual management performance when deemed appropriate by the Human Resources Committee.

Payouts under the MIP for Fiscal 2011

The table below summarizes all payouts under the MIP for fiscal 2011, including the components thereof:

	CSS	Business		Total
	Performance	Unit	Discretionary	Payout(1)
Executive	($)	Performance ($)	($)	($)

Munyan	77,760	n/a	60,000	137,760
Paccapaniccia	36,864	n/a	55,000	91,864
Kiesling	36,002	n/a	50,000	86,002
Quick	13,478	—	—	13,478
Gilner	7,938	—	—	50,000 (2)

(1)	The amounts in this column appear in the Summary Compensation Table under “bonus.”

(2)	Ms. Gilner’s total payout was determined by her employment agreement, which provided that she would receive a minimum payout of $50,000 under the MIP for fiscal 2011.

For fiscal 2011, payouts under the CSS performance component were determined based upon EPS (as adjusted to exclude the effects of a non-cash impairment charge primarily due to the full impairment of the tangible assets relating to our Cleo manufacturing facility located in Memphis, Tennessee) of $1.31 per share, which corresponded to a payout level equal to 18% of each executive’s target award amount under the CSS component. Payouts under the CSS performance component are reflected in the “bonus” column of the Summary Compensation Table because such payouts were determined after the above-described adjustment to the EPS amount to exclude the effects of the aforementioned non-cash impairment charge. The Human Resources Committee determined that such adjustment was appropriate based on the non-recurring nature of such charge and based on the Company’s historical practice of excluding non-recurring items in determining payouts.

There were no payouts to our named executives under the business unit component of the MIP for fiscal 2011 because the required minimum level of operating income was not achieved by Paper Magic Group or C.R. Gibson. Messrs. Munyan, Paccapaniccia and Kiesling were not eligible for any payout under the business unit component.

In approving payouts under the discretionary component with regard to executives other than Mr. Munyan, the Human Resource Committee considered the recommendations of Mr. Munyan, including his evaluation of each executive’s individual performance during fiscal 2011. Mr. Munyan did not provide a recommendation as to his own payout under the discretionary component. In approving a payout to Mr. Munyan of $60,000 under the discretionary component, equating to approximately 56% of Mr. Munyan’s target discretionary component amount, the Human Resources Committee considered the overall performance of the Company in fiscal 2011 as well as the improved operating results of the Company’s Berwick Offray business under Mr. Munyan’s leadership during fiscal 2011. Mr. Munyan served as President of Berwick Offray from and after June 1, 2010, immediately following the resignation of Berwick Offray’s former President.

Long-Term Incentives — Equity Compensation

We utilize equity compensation as our principal form of long-term compensation. For fiscal 2011, we granted equity compensation awards to our named executives in the form of both stock options and time-vested RSUs. These grants are further described below:

•	Stock Options — The stock options have a term of seven years, vest as to 25% of the underlying shares on each of the first four anniversaries of the date of grant, and have an exercise price equal to the last sale price reported on the trading day preceding the date of grant. Vesting and exercisability are conditioned upon continued employment.

•	RSUs — The RSUs vest as to 50% of the units granted on each of the third and fourth anniversaries of the grant date, except that the RSUs granted to Mr. Paccapaniccia in fiscal 2011 vest as to 25% of the units granted on each of the third and fourth anniversaries of the grant date, with the remaining 50% vesting on the fifth anniversary of the grant date. Prior to vesting, each RSU constitutes a phantom right, with no voting rights and no entitlement to dividends or dividend equivalents. Vesting is conditioned upon continued employment. Upon vesting, each RSU will automatically be redeemed for one share of CSS common stock.

We grant stock options as part of our long-term incentives because stock options provide a strong incentive to increase stockholder value, given that value realization will depend upon the extent to which the market price of our common stock increases following the grant date. We grant time-vested RSUs primarily to address our compensation objectives to provide retention incentives and stockholder incentives. Furthermore, our use of time-vested RSU’s reflects in part our recognition of the inherent difficulty of determining appropriate long-term performance goals given the uncertain economic outlook.

In determining the number of stock options and RSUs granted to each of our named executives, we referenced the following comparative data from the portion of F.W. Cook’s executive compensation review in which F.W. Cook compared our equity grant practices over the preceding three years to those of the peer group companies over the same period. In this regard, F.W. Cook’s analysis indicated the following:

(i) annual share usage — our annual share usage or “run rate,” determined by dividing the number of shares underlying equity grants by the weighted average number of common shares outstanding in the fiscal year that such grants are made, had trended down over the prior three years as follows:

Fiscal Year	Run Rate

2008	2.2%
2009	1.6%
2010	1.5%
3-Year Average	1.7%

F.W. Cook indicated that our 3-year average run rate and our run rate for both fiscal 2009 and fiscal 2010 were between the 25th percentile and the median indicated by the peer group data. F.W. Cook observed that the decrease in our run rate over this period was due in part to the Human Resources Committee’s decision in fiscal 2009 to use both stock options and RSUs for equity grants, discontinuing the Company’s prior practice of using only stock options.

(ii) overhang — F.W. Cook’s analysis showed that our fully diluted overhang as of the end of fiscal 2010 was: 10.9% for outstanding equity grants; 9.8% for shares available for future grants; and 20.7% in total (reflecting the sum of the two preceding figures). As compared to the peer group data, F.W. Cook advised us that CSS’ overhang approximated the 75th percentile.

(iii) valuation in dollars — F.W. Cook’s analysis compared the grant date fair value (determined in accordance with FASB ASC Topic 718) of our long-term incentive grants over the prior three years — measured in dollars — to comparable data from the peer group. Using this measure, F.W. Cook found that the 3-year average for CSS approximated the peer 25th percentile and that the value for CSS’ grants for fiscal 2010 fell between the 25th percentile and the median indicated by the relevant peer group data.

(iv) valuation as a percentage of market capitalization — F.W. Cook’s analysis compared the grant date fair value of our long-term incentive grants over the prior three years — measured as a percentage of our weighted average market capitalization — to comparable data from the peer group. Using this measure, F.W. Cook found that the 3-year average for CSS and the value for CSS’ grants for fiscal 2008 and fiscal 2009 each fell between the 25th percentile and the median versus the peer group, and that CSS’ grants for fiscal 2010 approximated the peer median. Based on CSS’ positioning (based on market capitalization) among the peer group companies, F.W. Cook advised us that grant levels generally approximating the peer median would be market competitive.

To determine the number of stock options and RSUs granted to each of our named executives for fiscal 2011, we first established a dollar-denominated budget intended to serve as a “pool” that would be available for fiscal 2011 annual equity compensation grants, including those to grantees who are not named executives. In establishing the pool amount for fiscal 2011, we took into consideration the size of our grant pool for equity grants made during fiscal 2010 and information provided to us by F.W. Cook indicating that an overall pool size in the range of $2.0 million to $2.8 million (measured by the grant date fair value of each award) would be competitive with the peer group, both when considered as a percentage of weighted average market capitalization and when considered in absolute grant-date-fair-value dollars.

The Human Resources Committee determined to establish a grant-date-fair-value pool size of approximately $2.0 million for annual equity grants for fiscal 2011. For purposes of determining the number of shares available for grant, we assumed that shares underlying stock options would have a grant date fair value of $6.65 per share and that shares underlying RSU grants would have a grant date fair value of $18.49 per share. These assumed grant date fair values were determined based upon the closing price per share of CSS common stock of $20.22 per share on May 21, 2010. We used these assumed values to establish an overall grant pool of 94,000 shares for stock options and 77,850 shares for RSUs. Based on the assumed grant date fair values indicated above, this pool had an assumed value of $2,064,547.

The fiscal 2011 annual equity grants were approved by the Human Resources Committee on May 25, 2010. Pursuant to applicable provisions of the 2004 Stock Plan, the exercise price for options granted that day was equal to the closing market price per share on the immediately preceding trading day, May 24, 2010, for which closing market price was $19.28 per share. Based on the decrease in the closing market price of CSS common stock from May 21, 2010 to May 24, 2010, the actual grant date fair value of the equity grants approved on May 25, 2010 was $16.94 per share (on average) for RSUs and $6.99 per share for stock options. Since we did not increase the number of shares in the grant pool to account for this change, the annual equity grants approved on May 25, 2010 had an aggregate grant date fair value of $1,975,839.

To determine the number of stock options and RSUs granted to Messrs. Munyan, Kiesling and Quick, we considered the assumed grant date fair value of such awards. The table below shows the assumed grant date fair value of those awards. Also, for ease of reference, the table below also shows the actual grant date fair value of such awards, which is the value that appears in the Summary Compensation Table:

	Assumed Grant Date Fair Value ($)			Actual Grant Date Fair Value ($)
Executive	RSUs	Options	Total	RSUs(1)	Options(2)	Total

Munyan	332,820	266,000	598,820	305,460	279,600	585,060
Kiesling	157,165	119,700	276,865	144,245	125,820	270,065
Quick	129,430	93,100	222,530	118,790	97,860	216,650

(1)	The amounts in this column are reflected in the “stock awards” column of the Summary Compensation Table.

(2)	The amounts in this column are reflected in the “option awards” column of the Summary Compensation Table.

In determining the fiscal 2011 long-term incentive awards, we also considered the performance of each of these executives, their expected future contributions and our compensation objectives to provide appropriate retention and stockholder incentives. Additionally, in the case of Mr. Munyan we took into account information from F.W. Cook reflecting that Mr. Munyan’s fiscal 2011 long-term incentive award was between the 25th percentile and the median indicated by the updated peer group data.

Although we did not use a rigid formula to determine the allocation of each award between stock options and RSUs, allocations to Messrs. Munyan, Kiesling and Quick were generally 67-69% stock options and 31-33% RSUs, based on the number of shares underlying each grant. In approving such grants, the Human Resources Committee sought and considered the advice of F.W. Cook. With regard to the grants to Messrs. Kiesling and Quick, the Human Resources Committee also considered the recommendations of Mr. Munyan. Mr. Munyan did not recommend a grant level with regard to himself.

In approving the fiscal 2011 equity compensation grants to Mr. Paccapaniccia and Ms. Gilner, we considered pertinent provisions of their respective employment agreements, each of which had been approved by the Human

Resources Committee prior to the commencement of employment by such executives. Both agreements provided that a recommendation to the Human Resources Committee would be made for an award of a specific number of stock options and RSUs, for consideration by such committee at the next available date upon which it considers equity grant recommendations. The recommended grant levels reflected in such agreements were negotiated with Mr. Paccapaniccia and Ms. Gilner, respectively, as part of the negotiation of their respective employment agreements.

In keeping with the Human Resources Committee’s practice of considering stock option grant recommendations on a quarterly basis such that grants become effective on the third trading day after the public release of CSS’ financial results for the preceding quarter, the Human Resources Committee did not consider approval of such grants at the time that it approved Mr. Paccapaniccia’s and Ms. Gilner’s respective employment agreements. Rather, the Human Resources Committee considered and approved such grants effective on the first available grant date following the commencement of employment by Mr. Paccapaniccia and Ms. Gilner, respectively. The approved award levels — which are detailed in the “stock awards” and “option awards” columns of the Summary Compensation Table and under “Grants of Plan-Based Awards — Fiscal 2011” — were the same as the recommended levels set forth in their respective employment agreements.

Pay for Performance

We design our compensation programs to make a meaningful amount of target total direct compensation (salary, plus target annual incentive compensation, plus long-term incentives) dependent on the achievement of performance objectives. In the tables that follow, we compare the target total direct compensation that was available to be awarded to our chief executive officer in each of the last three fiscal years (Table 1) to the corresponding amounts that were paid out or which may be considered realized (based on the methodology described below) as of March 31, 2011 (Table 2).

Table 1 below presents our chief executive officer’s salary, incentive bonus opportunity at the target level, stock awards, and option awards for each of the last three fiscal years. In Table 1, the stock award and option award amounts reflect the grant date fair value of each such award (at the target level with respect to the stock awards for fiscal 2009, which were subject to performance-vesting criteria), the same value at which such awards are required, under applicable SEC regulations, to be reflected in the Summary Compensation Table included in this Proxy Statement.

Table 1 — Target Total Direct Compensation — Chief Executive Officer

		Incentive
		Bonus
		Opportunity			Target
		at Target	Stock	Option	Total
	Salary	Level	Awards	Awards	Direct
Fiscal Year	($)	($)	($)	($)	Compensation

2011	540,000	540,000	305,460	279,600	1,665,060
2010	525,000	525,000	220,023	187,950	1,457,973
2009	525,000	525,000	130,901	107,800	1,288,701

3-Year Totals	1,590,000	1,590,000	656,384	575,350	4,411,734

Table 2 below illustrates how the Company’s performance effected payouts and realization of the target total direct compensation that was available to our chief executive officer:

Table 2 — Total Direct Compensation that may be Considered Realized at 3/31/2011 as a Percentage of Target Total Direct Compensation — Chief Executive Officer

						Total Direct
						Compensation
						as of 3/31/2011
				Intrinsic		as a
			Value of	Value of		Percentage of
			Stock	Option	Total Direct	Target Total
		Bonus	Awards at	Awards at	Compensation	Direct
	Salary	Payout	3/31/2011	3/31/2011	at 3/31/2011	Compensation
Fiscal Year	($)	($)	($)	($)	($)	(%)

2011	540,000	137,760	312,300	—	990,060	59.5%
2010	525,000	—	234,248	—	759,248	52.1%
2009	525,000	—	—	—	525,000	40.7%

3-Year Totals	1,590,000	137,760	546,548	—	2,274,308
Percent of corresponding amount in Table 1	100%	9%	83%	0%	52%

In Table 2 above:

•	The “bonus payout” column shows the portion of the target-level incentive bonuses in Table 1 that was actually paid to our chief executive officer for each of the last three fiscal years. Due to the level of achievement in comparison to the performance objectives that were part of our annual incentive compensation program, payouts to our chief executive officer over the past three fiscal years have amounted to only approximately 9% of the aggregate target incentive compensation for such period.

•	Stock awards for fiscal 2011 and 2010 are valued based on the closing market price per share of CSS common stock on March 31, 2011 of $18.85 per share, less the present value of anticipated regular quarterly dividend payments between March 31, 2011 and the applicable vesting dates. These stock awards consist entirely of time-vested RSUs subject to service-based vesting conditions not satisfied as of March 31, 2011. We do not pay or accrue dividends or dividend equivalents with respect to RSUs that have not vested.

•	Stock awards for fiscal 2009 are valued at zero because such awards were subject to performance vesting criteria that were not satisfied within the relevant performance period. There were no payouts under such awards, and there will be no future payouts because the awards are now expired.

•	Option awards are valued at zero because each such award has an exercise price that is greater than the closing market price for a share of CSS common stock on March 31, 2011 of $18.85. While our chief executive officer may realize value on such option awards in the future, the value realized, if any, will depend on the extent to which there is appreciation in the market price of our common stock.

The foregoing tables illustrate that our annual and long-term incentive programs over the past three fiscal years have been designed to make a meaningful amount of our chief executive officer’s target total direct compensation dependent on the achievement of performance objectives and have resulted in actual compensation less than the target amount.

In addition, to further align the interests of our named executives with those of our stockholders:

•	The Human Resources Committee of our Board has structured all fiscal 2012 equity compensation grants to our named executives to include performance-based vesting criteria, as more fully described under “Fiscal 2012 Equity Compensation Grants” below.

•	Our Board of Directors, on the recommendation of the Human Resources Committee, adopted an amendment to our 2004 Stock Plan, reducing the number of shares of our common stock that may be issued or transferred under the 2004 Stock Plan from 2,000,000 shares to 1,500,000 shares. Consequently, the

“overhang” represented by our 2004 Stock Plan has been reduced, as more fully described below under “Actions to Address Overhang”.

Fiscal 2012 Equity Compensation Grants

On May 27, 2011, the Human Resources Committee of our Board granted performance-vested stock options and performance-vested RSUs to our named executive officers as follows:

	Shares	Shares
	Underlying	Underlying
	Stock Option	RSU Grants
Executive	Grants (#)	(#)

Christopher J. Munyan	36,000	18,000
Vincent A. Paccapaniccia	15,000	8,500
William G. Kiesling	15,000	8,500
Paul Quick	8,000	4,000
Laurie F. Gilner	8,000	4,000

The foregoing grants were made under our 2004 Stock Plan. The stock options have an exercise price of $18.25 per share and a seven-year term. Vesting and exercisability are contingent upon the satisfaction of the performance- and service-based objectives described below. Each RSU constitutes a phantom right and will automatically be redeemed for one share of CSS common stock on the fourth anniversary of the grant date, contingent upon satisfaction of the performance- and service-based objectives described below.

The stock options and RSUs will not vest unless a performance objective is satisfied within the four-year period ending on the fourth anniversary of the grant date (the “Performance Period”). In order for the performance objective to be satisfied, the Company must attain total shareholder return (“TSR”) of at least 25% during the Performance Period. TSR is measured by stock price performance and dividend accumulation and reinvestment. Satisfaction of the performance objective will be determined by comparing (a) the average closing price for a share of the Company’s common stock (as adjusted to reflect reinvestment of dividends paid during the Performance Period) over a period of 30 consecutive trading days during the Performance Period to (b) $18.25 per share, the closing price per share on May 26, 2011 (the last trading day prior to the grant date).

If the performance objective described above is not satisfied by the fourth anniversary of the grant date, then the stock options and RSUs will not vest, and the same will expire on the fourth anniversary of the grant date. Otherwise, vesting will depend on the period in which the performance objective shall have been satisfied, as reflected below:

Period in Which Performance
Objective is Satisfied	Vesting Schedule for Stock Options	Vesting Schedule for RSUs

Within the 1st year following the grant date	25% on each of the 1st, 2nd, 3rd and 4th anniversaries of the grant date	50% on the 3rd anniversary of the grant date, and 50% on the 4th anniversary of the grant date
Within the 2nd year following the grant date	50% on the 2nd anniversary of the grant date, and 25% on each of the 3rd and 4th anniversaries of the grant date	50% on the 3rd anniversary of the grant date, and 50% on the 4th anniversary of the grant date
Within the 3rd year following the grant date	75% on the 3rd anniversary of the grant date, and 25% on the 4th anniversary of the grant date	50% on the 3rd anniversary of the grant date, and 50% on the 4th anniversary of the grant date
Within the 4th year following the grant date	100% on the 4th anniversary of the grant date	100% on the 4th anniversary of the grant date

A service-based vesting condition is also applicable to the foregoing stock options and RSUs. In order for the service-based vesting condition to be satisfied, the executive must remain in the employment of the Company or an applicable subsidiary of the Company on the applicable vesting date. Stock options become exercisable from and after the date on which the same vest. RSUs, to the extent that the same shall have vested, will be redeemed automatically for shares of CSS common stock on the fourth anniversary of the grant date.

Actions to Reduce Overhang

Taking into consideration the overhang information included in F.W. Cook’s executive compensation review, our Board of Directors, acting on the recommendation of the Human Resources Committee, has amended our 2004 Stock Plan to reduce, by 500,000 shares, the number of shares available to be issued under that plan. The table that follows compares our fully diluted overhang as of March 31, 2010 to our pro-forma fully diluted overhang as of June 6, 2011, which includes the above-described reduction, the dilutive effect of equity compensation awards for fiscal 2012 (as approved by the Human Resources Committee on May 27, 2011) and the pro-forma dilutive effect of the proposed 2011 Stock Option Plan for Non-Employee Directors.

		Pro-Forma as
		of 6/06/2011
		(with Proposed
		2011 Stock
	3/31/2010	Plan)

Equity Grants Outstanding:
Stock Options	1,121,663	692,617
RSUs	128,170	251,051

Total Equity Grants Outstanding	1,249,833	943,668
Available for Future Grants:
2004 Stock Plan and 2006 Stock Plan	1,226,669	780,344
Proposed 2011 Stock Plan	—	150,000

Total Available for Future Grants	1,226,669	930,344
Total Shares Outstanding	9,675,781	9,740,207
Overhang due to:
Equity Grants Outstanding	10.3%	8.1%
Available for Future Grants	10.1%	8.0%

Total Overhang	20.4%	16.1%
Supplemental Data on Stock Options Outstanding:
Weighted Average Exercise Price	$27.96	$25.39
Weighted Average Remaining Contractual Life (years)	2.2	3.0

Personal Benefits

We provide to our named executive officers limited personal benefits that we believe are appropriate as part of a competitive compensation package. These benefits include personal use of a company-owned or leased automobile (or a car allowance) and, for Philadelphia-based executives, parking fees. In addition, each named executive officer employed by CSS participates in our medical expense reimbursement program, which provides reimbursement of up to $5,000 per year for out-of-pocket medical expenses and prescription drug costs not covered by insurance. Additionally, each named executive officer employed by CSS is eligible to receive reimbursement of health club membership costs. The amount of reimbursement varies with monthly usage and is capped at $100.00 per month. During fiscal 2011, we also paid the premiums for supplemental life insurance policies that provide a death benefit of $500,000 for each of Messrs. Munyan and Kiesling. Finally, we pay the cost for Mr. Munyan’s membership in a business club and a professional association. The incremental cost to us of these benefits is reflected in the “All Other Compensation” column of the Summary Compensation Table.

Stock Option Grant Practices

The Human Resources Committee considers stock option grant recommendations on a quarterly basis, so that grants become effective on the third trading day after the public release of our financial results for the preceding quarter. We selected this timing to correspond to the quarterly termination of trading restrictions under our Personal Securities Transaction guidelines. Under these guidelines, we impose a quarterly “blackout,” during which our named executive officers and other specified persons may not trade in our securities. The blackout period begins two weeks prior to the end of each quarter and continues for two trading days after we publicly release financial results for the quarter.

Equity Ownership Policy

The Human Resources Committee adopted an equity ownership policy in June 2003, and such policy was most recently amended in June 2008. As amended, it provides that if an executive officer acquires shares of our common stock through the exercise of a stock option or through the vesting of other forms of equity compensation, the executive officer must not sell or transfer such shares unless the value of the executive’s remaining holdings of CSS common stock after giving effect to such sale or transfer is at least equal to a specified multiple of the executive’s salary, as provided below:

Executive	Multiple

Munyan	2.0x
Paccapaniccia	1.5x
Kiesling	1.5x
Quick	1.5x
Gilner	1.5x

For purposes of determining a named executive’s required level of ownership under the policy, such officer’s salary is deemed to be his or her annual base salary as of the later of: (i) the date that such officer first accepts an equity compensation grant approved by the Human Resources Committee on or after June 3, 2008, or (ii) the reset date described in the next sentence. On April 1, 2011, and every three years thereafter, an executive’s annual salary for purposes of the policy is deemed to be reset to reflect the executive’s then-current base salary as of such date. In determining an executive’s level of ownership for purposes of the policy, shares of CSS common stock owned by the executive will be valued at the greater of: (i) the then-current fair market value of such shares, or (ii) the consideration paid by the executive to acquire such shares.

Exceptions under the policy allow an executive to sell or transfer shares of CSS common stock as follows:

•	as part of the exercise of a stock option, a portion of the shares of CSS common stock acquired at the time of exercise (or otherwise already owned by the executive) may be sold or transferred provided that the amount of shares so sold or transferred does not exceed the amount required to satisfy the exercise price; and

•	as part of the exercise of a stock option or the vesting of other forms of equity compensation, a portion of the shares of CSS common stock acquired at the time of exercise or vesting (or otherwise already owned by the executive) may be sold for the purpose of paying federal and/or state income taxes resulting from such exercise or vesting in an amount not exceeding the amount of such taxes, and additional shares of CSS common stock may be sold at such time in an amount equal to no more than 50 percent (25 percent in the case of the chief executive officer) of the after-tax net profits resulting from such exercise or vesting.

Additionally, the Human Resources Committee has discretionary authority to permit a sale of CSS common stock that otherwise would not be permissible under the policy following the Human Resources Committee’s consideration of a request for hardship relief. No such requests have been made by any of our named executive officers.

Under the policy, if an executive sells shares of CSS common stock in violation of the policy, the executive will not be eligible to receive grants of stock options or other equity compensation for a period of two years after the date of the violation or the date that the Human Resources Committee becomes aware of the violation, whichever is later.

Each of our named executive officers has been in compliance with the policy, as amended from time to time, since its inception in June 2003 or, if later, since the commencement of the executive’s employment with us.

Ongoing And Post-Employment Compensation

We have plans and agreements that address compensation for our named executive officers that accrue value as the named executive officer continues to work for us, provide special benefits upon certain types of termination events or provide retirement benefits. These plans and agreements are designed to be part of a competitive compensation package.

Severance Pay Plan for Senior Management and Other Severance Arrangements

Our Severance Pay Plan for Senior Management (the “SPP”) was adopted by the Human Resources Committee in October 2006. The purpose of the SPP is to alleviate some of the financial hardship that eligible employees may experience when their employment is terminated. In addition, the SPP is designed to provide consistent, uniform severance practices to be used for eligible participants throughout our organization. The SPP applies to all of our executive officers other than those who are subject to individual severance arrangements that provide benefits in excess of benefits provided under the SPP. The SPP contains default provisions (described below) that are applicable unless the Human Resources Committee exercises discretionary authority to override these provisions of the SPP, including provisions regarding eligibility to receive payments and medical benefits under the SPP and the amount of those payments and benefits.

The SPP generally provides for benefits and other payments if an executive’s employment is terminated for any reason other than cause, death, disability, voluntary resignation, retirement, or the executive’s refusal to accept our offer of a “comparable job,” as defined in the SPP. The SPP provides for payment of an amount equal to the executive’s salary, and provision of medical insurance coverage (less normal employee premium deductions) for a specified period of time, payable over that period of time, based on years of service. The maximum benefit under the SPP is a payment of one year’s salary and a provision of medical insurance coverage (less normal employee premium contributions) for one year. The SPP also provides a tax reimbursement payment equal to the income and payroll taxes the executive incurs solely with respect to such medical insurance premium reimbursements. Because the SPP is designed, in essence, to provide supplemental employment benefits, it does not provide additional benefits upon a change of control.

As noted above, the SPP does not apply to executives who have individual severance arrangements in excess of benefits provided under the SPP. This exclusion applies to Messrs. Munyan, Paccapaniccia and Quick and Ms. Gilner because they each have individual severance arrangements providing benefits in excess of those available under the SPP. Upon termination without cause, the benefits provided under these individual severance arrangements would consist of salary continuation benefits for a defined period of time following termination; although payments due more than one year after termination would be reduced by any compensation the executive receives for his or her services during the period that such payments are due. In addition, Mr. Munyan would receive certain medical benefits for up to 18 months and limited outplacement services. The period of time during which the foregoing benefits would be available (measured from the date of employment termination) is as follows:

•	Mr. Munyan — eighteen months or until June 30, 2013, whichever is later;

•	Mr. Paccapaniccia — eighteen months or until March 31, 2013, whichever is later;

•	Mr. Quick — twelve months or until September 7, 2011, whichever is later; and

•	Ms. Gilner — twelve months or until September 6, 2013, whichever is later.

All of the termination payments described above are contingent upon our receipt of a release of claims from the executive.

For further information, see the discussion of the SPP and of our individual severance arrangements with Messrs. Munyan, Paccapaniccia and Quick and Ms. Gilner under “Potential Payments Upon Termination or Change of Control.”

Change of Control Severance Pay Plan for Executive Management

On May 27, 2009, the Human Resources Committee adopted the CSS Change of Control Severance Pay Plan for Executive Management (the “COC Plan”). Under the COC Plan, six members of CSS’ senior management, including all named executive officers, are eligible to receive severance payments if (1) a “change of control” occurs, and (2) during the two-year period beginning on the date of such change of control, a covered executive is terminated for any reason other than for “cause” or a covered executive terminates his or her employment for “good reason.” The purpose of the COC Plan is to alleviate some of the financial hardship that covered executives may experience when their employment is terminated for a reason covered by the COC Plan following a change of control.

An executive qualifying for severance payments under the COC Plan will receive: (i) a payment equal to his or her “adjusted compensation” multiplied by 1.5 (2 in the case of Mr. Munyan); (ii) a payment equal to his or her target bonus opportunity for the fiscal year in which his or her employment terminates, pro-rated to reflect his or her period of service during that fiscal year; and (iii) reimbursement for up to 18 months of medical insurance premiums (less normal employee premium contributions) paid by the executive for post-employment participation in company-sponsored medical insurance programs. The COC Plan also provides a tax reimbursement payment equal to the income and payroll taxes the executive incurs solely with respect to such medical insurance premium reimbursements.

Under the COC Plan, an executive’s adjusted compensation is equal to his or her (i) annual base salary at termination, plus (ii) average annual bonus during the three fiscal years prior to the fiscal year in which his or her employment terminates. Payments under the COC Plan (other than those related to medical insurance premiums) will be paid in a cash lump sum payment within sixty days after an executive’s employment termination date, unless delay is required to avoid adverse consequences under Section 409A of the Code. Reimbursements related to medical insurance premiums and the tax reimbursement payments thereon will be paid on a monthly basis under the COC Plan.

An executive is not eligible to receive benefits under the COC Plan if: (i) he or she has an employment contract providing for severance payments in excess of those he or she would be eligible to receive under the COC Plan, or (ii) he or she elects to receive severance benefits under another severance pay plan, such as the SPP. This exclusion would apply to Ms. Gilner if her employment were to be terminated other than for cause in connection with a change in control. Under such circumstances, the benefits available to Ms. Gilner under her individual severance arrangement would be greater than those available to her under the COC Plan. Under her individual severance arrangement, Ms. Gilner would receive salary continuation benefits until the later of twelve months following her termination date or September 6, 2013, although amounts payable more than one year after her termination would be reduced by any compensation she receives for her services during the period that such payments are due.

To be eligible for severance payments under the COC Plan, an executive must satisfy certain other criteria, including execution and delivery of a release of claims which includes certain non-competition and non-solicitation covenants.

401(k) and Profit Sharing Plan

The CSS Industries, Inc. Office and Management Employees 401(k) Plan (“CSS 401(k) Plan”) is a tax-qualified defined contribution plan available to salaried employees of CSS, Berwick Offray, Cleo and Paper Magic, each of which is a participating employer in the plan. Upon completion of a service-based eligibility requirement, all of our named executives qualify to participate in the CSS 401(k) Plan. Under the plan, an employee may contribute, subject to plan limitations and limitations under the Internal Revenue Code of 1986, as amended (the “Code”), up to a maximum of 50% of his or her cash compensation on a pre-tax basis. For 2010 and 2011, the Code generally limited employee pre-tax contributions to $16,500 per year. We provide a matching contribution equal to 50 percent of the first 2% of the cash compensation that an employee contributes in any year.

In addition, the plan provides a profit-sharing feature under which each employer participating in the CSS 401(k) Plan may make a discretionary annual contribution for allocation among the accounts of eligible participants in accordance with applicable provisions of the plan. Annual compensation in excess of a limit imposed under

Section 401(a)(17)(A) of the Code (the “Contribution Limit”) must be disregarded for purposes of such profit sharing contributions. The Contribution Limit was $245,000 in 2010 and 2011.

The timing and amount of any profit sharing contributions under the CSS 401(k) Plan are determined by the committee having responsibility for day to day administration of the plan (“Plan Committee”). The Plan Committee is comprised of certain senior members of CSS management, including Messrs. Kiesling and Paccapaniccia. As a matter of practice, the Plan Committee will not approve profit sharing contributions except with the prior approval of the Human Resources Committee. We did not make any profit sharing contributions under the CSS 401(k) Plan during our fiscal year ended March 31, 2011.

Under the CSS 401(k) Plan, matching and profit sharing contributions for the account of a participant vest incrementally beginning upon a participant’s completion of two years of service with us, and become fully vested upon completion of six years of service with us. Vesting is accelerated if a participant reaches age 65 or upon the participant’s death or disability. Amounts credited to an employee’s account in the plan may be invested among a number of funds. A participant’s account is adjusted to reflect the rate of return, positive or negative, on the investments.

Nonqualified Supplemental Executive Retirement Plan

CSS maintains a nonqualified supplemental executive retirement plan (“SERP”) for qualified employees of CSS and certain of its subsidiaries. The SERP is a defined contribution plan designed to provide profit sharing benefits to executives with respect to compensation that cannot be taken into account under tax qualified plans, including the CSS 401(k) Plan, because it exceeds the Contribution Limit imposed under the Code. The Contribution Limit was $245,000 in 2010 and 2011.

Under the SERP, if we make a profit sharing contribution under our CSS 401(k) Plan, we will also credit an executive’s account under the SERP if the executive’s compensation for the applicable plan year exceeds the then-applicable Contribution Limit. The amount of the credit is a formulaically-determined percentage of the amount by which the executive’s compensation exceeds the Contribution Limit. The formula yields a percentage amount equal to or less than two times the percentage amount used to determine the corresponding profit sharing contribution under our tax qualified plans. In addition, the Human Resources Committee has the discretion to credit an amount to a participant’s account under the SERP based on such percentage of the participant’s excess compensation as the Human Resource Committee determines.

Participants become vested in such “discretionary” contributions immediately at the time that such contributions are made. Participants become vested in all other SERP account balances in the same manner as participants in the CSS 401(k) Plan become vested in our matching and profit sharing contributions, as described above. A participant can choose to have our contributions allocated to one or more notional investments. A participant’s account is adjusted to reflect the deemed rate of return, positive or negative, in the notional investments.

No contributions were provided under the SERP in fiscal 2011. For additional information, see “Nonqualified Supplemental Executive Retirement Plan” on page 49 and the discussion under “Nonqualified Deferred Compensation — fiscal 2011” on page 42.

Tax Considerations

Section 162(m) of the Code limits to $1 million the deductibility for federal income tax purposes of annual compensation paid by a publicly held company to its chief executive officer or certain other officers, unless certain conditions are met. Generally, compensation qualifying as “qualified performance-based compensation” under Section 162(m) of the Code is exempt from the $1 million deductibility limit otherwise imposed by Section 162(m).

Our 2004 Stock Plan was designed to exempt income realized on the exercise of stock options from the deductibility limit imposed by Section 162(m) of the Code. Additionally, our 2004 Stock Plan provides the Human Resources Committee with the flexibility to grant restricted stock awards and stock bonus awards that qualify for the “qualified performance-based compensation” exemption under Section 162(m) of the Code. Likewise, our MIP contains provisions providing the Human Resources Committee with the flexibility to grant incentive awards under that program that qualify for exemption from the $1 million deductibility limit under Section 162(m) of the Code.

We believe that all compensation paid to our executives during the fiscal year ended March 31, 2011 was deductible. However, it is possible that some portion of compensation paid in future years will be non-deductible. All outstanding RSUs granted to our named executive officers under our 2004 Stock Plan do not qualify for deductibility under Section 162(m), meaning that the value of any shares of CSS common stock delivered to a named executive officer would not be deductible for tax purposes to the extent that the value of such shares, plus salary and all other compensation that is not deductible for purposes of Section 162(m), exceeds $1 million in a given year. The fiscal 2011 incentive compensation awards to our named executives under our MIP do not qualify as “qualified performance-based compensation” under Section 162(m) of the Code. Consequently, any payouts under such awards will not be deductible for tax purposes to the extent that such payouts, plus salary and all other compensation that is not deductible for purposes of Section 162(m), exceeds $1 million in a given year.

While we consider the potential impact of Section 162(m) of the Code in making our compensatory decisions, we retain the ability to authorize compensation that may not be deductible if we believe it is in the best interests of CSS to do so.

Role of Executive Officers in Determining Executive
Compensation For Named Executive Officers

In connection with compensation for the fiscal year ended March 31, 2011, Messrs. Munyan and Kiesling, aided by our human resources staff and F.W. Cook, provided information and recommendations to the Human Resources Committee to assist it in determining compensation levels. Mr. Munyan did not make recommendations as to his own compensation. While the Human Resources Committee utilized this information, and valued Mr. Munyan’s recommendations with regard to equity compensation grant levels for named executives and with regard to the other elements of compensation of the Company’s named executives, the ultimate decisions regarding executive compensation were made by the Human Resources Committee.

HUMAN RESOURCES COMMITTEE REPORT

The Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by SEC regulations. Based upon its review and discussions, the Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis that precedes this report be included in this Proxy Statement.

HUMAN RESOURCES COMMITTEE,
James H. Bromley, Chairman
John J. Gavin
James E. Ksansnak
Rebecca C. Matthias

EXECUTIVE COMPENSATION

Summary Compensation Table — Fiscal 2011

The following table provides information about the fiscal 2011 compensation of our chief executive officer, our chief financial officer, and our three other most highly compensated executive officers. This table also includes compensation information for the two immediately preceding fiscal years, except with respect to: Mr. Paccapaniccia, who was not an employee during fiscal 2009; Mr. Quick, who was not one of our three other most highly compensated executive officers in fiscal 2009; and Ms. Gilner, who was not an employee during fiscal 2010 or fiscal 2009.

							Change in
							Pension
						Non-	Value and
						Equity	Nonqualified
						Incentive	Deferred	All
				Stock	Option	Plan	Compensation	Other
		Salary	Bonus(2)	Awards(3)	Awards(4)	Compensation(5)	Earnings(6)	Compensation(7)	Total
Name and Principal Position	Year(1)	($)	($)	($)	($)	($)	($)	($)	($)

Christopher J. Munyan	2011	540,000	137,760	305,460	279,600	—	22,329	38,423	1,323,572
President and Chief	2010	525,000	—	220,023	187,950	—	45,233	34,188	1,012,394
Executive Officer	2009	525,000	—	130,901	107,800	—	—	24,716	788,417
Vincent A. Paccapaniccia	2011	320,000	91,864	167,700	69,900	—	—	15,017	664,481
Vice President — Finance and Chief Financial Officer(8)	2010	1,231	—	—	—	—	—	—	1,231
William G. Kiesling	2011	312,520	86,002	144,245	125,820	—	1,727	20,470	690,784
Vice President —	2010	300,500	30,000	110,012	93,975	—	3,418	23,884	561,789
Legal and Human	2009	300,500	—	65,438	53,900	—	—	15,267	435,105
Resources and General Counsel
Paul Quick	2011	312,000	13,478	118,790	97,860	—	—	17,587	559,715
President of Paper	2010	300,000	—	58,673	53,700	160,000	—	190,324	762,696
Magic Group, Inc.
Laurie F. Gilner	2011	183,750	50,000	110,325	45,675	—	—	30,430	420,180
President of C.R. Gibson, LLC(9)

(1)	Reflects data for our fiscal year ended March 31 of the indicated year.

(2)	Bonus amounts for fiscal 2011 reflect payouts under the MIP for fiscal 2011. These payouts are characterized as “bonus” and not as “non-equity incentive plan compensation” because they consist of: (i) payouts under the “discretionary” component of the fiscal 2011 MIP awards, under which payouts were determined solely at the discretion of the Human Resources Committee; (ii) the “CSS EPS” component of the fiscal 2011 MIP awards, under which payouts were determined after adjusting EPS to exclude certain costs; and (iii) in the case of Ms. Gilner, certain guaranteed minimum payments under the MIP for fiscal 2011, as required under her employment agreement. For further information, please see “Payouts under the MIP for Fiscal 2011” on page 25.

(3)	Reflects the aggregate grant date fair value of restricted stock units computed in accordance with FASB ASC Topic 718. Assumptions used to determine the aggregate grant date fair value for grants made in fiscal 2011, 2010 and 2009, respectively, are set forth in Note 6 to our consolidated financial statements included in our Annual Report on Form 10-K for our fiscal year ended March 31, 2011. For information on the number of shares underlying fiscal 2011 grants, see the table and accompanying notes under “Grants of Plan-Based Awards — Fiscal 2011.” The awards for fiscal 2009 were subject to performance conditions, and the amounts shown in the table correspond to the target performance level, which was the level used to estimate aggregate compensation cost to be recognized over the life of the grants determined as of the grant date under FASB ASC Topic 718. During fiscal 2009, we determined that payouts under these awards were improbable because achievement of the relevant performance conditions was improbable, and there have in fact been no payouts under these awards. Consequently, no compensation costs have been recorded in our financial statements for these awards. If we had assumed at the time the grants were made that the highest performance level would have been achieved, the grant date fair value of the fiscal 2009 awards would have been $195,375 for Mr. Munyan and $97,688 for Mr. Kiesling.

(4)	Reflects the aggregate grant date fair value of stock options computed in accordance with FASB ASC Topic 718. Assumptions used to determine the aggregate grant date fair value for fiscal 2011, 2010 and 2009, respectively, are set forth in Note 6 to our consolidated financial statements included in our Annual Report on Form 10-K for our fiscal year ended March 31, 2011. For information regarding the number of shares underlying fiscal 2011 stock option grants and other features of such grants, see the table and accompanying notes under “Grants of Plan-Based Awards — Fiscal 2011.”

(5)	Reflects payouts on grants made under our MIP for fiscal 2010.

(6)	Reflects all aggregate earnings on the executive’s supplemental executive retirement plan (“SERP”) account. There were no earnings on these accounts during fiscal 2009 because the investment benchmarks that determine the rate of return on SERP accounts had negative returns for those years. See “Nonqualified Deferred Compensation — Fiscal 2011” for further information.

(7)	Amounts included under “All Other Compensation” are identified by type in the table that follows. A symbol or amount under an executive’s name indicates that the executive received the item of compensation or benefit identified to the left thereof. Where an amount appears, it reflects the aggregate incremental cost (in U.S. dollars) to us of providing the corresponding item to the executive.

Type	Munyan	Paccapaniccia	Kiesling	Quick	Gilner

Matching contributions under tax qualified 401(k) and profit sharing plans	•	•	•	•
Personal use of company car	▲	•	•	▲
Car allowance					•
Reimbursement of medical and prescription costs not covered by insurance	•	•	•
Company-paid parking fees	•	•	•
Supplemental life insurance policy premiums	•		•
Relocation benefits and reimbursements for certain housing costs					16,138
Tax reimbursements on relocation benefits					7,369
Business club dues	•
Professional association dues	•
Health club dues	•	•	•

•	denotes an item provided at an aggregate incremental cost to us of less than $10,000.

▲	denotes an item provided at an aggregate incremental cost to us of less than $25,000.

(8)	Mr. Paccapaniccia commenced employment as our Vice President-Finance and Chief Financial Officer on March 31, 2010, the last day of our 2010 fiscal year.

(9)	Ms. Gilner commenced employment as President of our C.R. Gibson, LLC business on September 2, 2010.

Employment Agreements

Christopher J. Munyan.  CSS and Mr. Munyan are parties to an employment agreement dated May 12, 2006, and amendments to that agreement dated September 5, 2008 and December 29, 2008. As amended, this agreement provides for: (i) an employment term as president and chief executive officer of CSS that presently extends until June 30, 2013; (ii) automatic renewal of such employment term for a three-year term effective July 1 of each year, unless either CSS or Mr. Munyan elects to prevent such renewal by providing written notice of non-renewal to the other party by at least ninety (90) days prior to July 1 of each year; and (iii) severance payments and medical benefits to be provided to Mr. Munyan under certain conditions. For information on the amount and timing of the severance payments and medical benefits available to Mr. Munyan, see the discussion under “Severance Agreements” beginning on page 44. By operation of the automatic renewal provision described above, on July 1, 2011 the term of this agreement will automatically be extended until June 30, 2014. The Human Resources Committee determines the amount of Mr. Munyan’s annual base salary, his available award amount under our management incentive program and the form and amount of his long-term incentive compensation grants.

Vincent A. Paccapaniccia.  CSS and Mr. Paccapaniccia are parties to an employment agreement dated March 25, 2010. This agreement provides for: (i) an employment term that extends until March 31, 2013; (ii) participation in our management incentive program with a target incentive compensation opportunity amount equal to 80% of Mr. Paccapaniccia’s then-current annual base salary (with a minimum payout of $40,000 for our 2011 fiscal year). The agreement provides for severance payments and medical benefits to be provided to Mr. Paccapaniccia under certain conditions. For information on the amount and timing of the severance payments available under the agreement, see the discussion under “Severance Agreements” beginning on page 44. The Human Resources Committee determines the amount of Mr. Paccapaniccia’s annual base salary and the form and amount of his long-term incentive compensation grants.

Paul Quick.  Paper Magic and Mr. Quick are parties to an employment agreement dated July 25, 2008, and an amendment to that agreement dated May 27, 2009. As amended, this agreement provides for: (i) an employment term that extends until September 7, 2011; (ii) participation in our management incentive program with a target incentive compensation opportunity amount equal to 80% of Mr. Quick’s then-current annual base salary; (iii) relocation benefits of up to $150,000, inclusive of tax reimbursements, subject to our relocation policy; and (iv) reimbursement for certain housing expenses of up to $86,800 in the aggregate. The agreement provides for severance payments to be provided to Mr. Quick under certain conditions. For information on the amount and timing of the severance payments available under the agreement, see the discussion under “Severance Agreements” beginning on page 44. The Human Resources Committee determines the amount of Mr. Quick’s annual base salary and the form and amount of his long-term incentive compensation grants.

Laurie F. Gilner.  C.R. Gibson and Ms. Gilner are parties to an employment agreement dated July 26, 2010, and amendments to that agreement dated August 31, 2010 and February 8, 2011. As amended, this agreement provides for: (i) an employment term that extends until September 6, 2013; (ii) participation in our management incentive program with a target incentive compensation opportunity amount equal to 80% of Ms. Gilner’s then-current annual base salary (with a minimum payout of $50,000 for our 2011 fiscal year); (iii) relocation benefits of up to $120,000, inclusive of tax reimbursements, subject to our relocation policy; and (iv) reimbursement for certain housing expenses of up to $54,000 in the aggregate. The agreement provides for severance payments to be provided to Ms. Gilner under certain conditions. For information on the amount and timing of the severance payments available under the agreement, see the discussion under “Severance Agreements” beginning on page 44. The Human Resources Committee determines the amount of Ms. Gilner’s annual base salary and the form and amount of her long-term incentive compensation grants.

Grants of Plan-Based Awards — Fiscal 2011

The following table provides information regarding plan-based awards granted in fiscal 2011 to the executives named in the Summary Compensation Table.

					All Other
				All Other	Option
		Estimated Possible		Stock	Awards:		Grant Date
		Payouts Under Non-		Awards;	Number of	Exercise or	Fair Value of
		Equity Incentive Plan		Number of	Securities	Base Price	Stock and
		Awards(1)		Shares of	Underlying	of Option	Option
		Target	Max.	Stock	Options	Awards(3)	Awards(4)
Name	Grant Date	($)	($)	or Units(2)	(#)	($/Sh)	($)

Christopher J. Munyan	—	540,000	1,080,000	—	—	—	—
	5/25/10	—	—	18,000	—	—	305,460
	5/25/10	—	—	—	40,000	19.28	279,600
Vincent A. Paccapaniccia	—	256,000	512,000	—	—	—	—
	5/25/10	—	—	10,000	—	—	167,700
	5/25/10	—	—	—	10,000	19.28	69,900
William G. Kiesling	—	250,016	500,032	—	—	—	—
	5/25/10	—	—	8,500	—	—	144,245
	5/25/10	—	—	—	18,000	19.28	125,820
Paul Quick	—	249,600	499,200	—	—	—	—
	5/25/10	—	—	7,000	—	—	118,790
	5/25/10	—	—	—	14,000	19.28	97,860
Laurie F. Gilner	—	147,000	294,000	—	—	—	—
	10/29/10	—	—	7,500	—	—	110,325
	10/29/10	—	—	—	7,500	16.75	45,675

(1)	These columns reflect the target and maximum payouts for grants made under our MIP for fiscal 2011. Payout information appears in the Summary Compensation Table under “Bonus.” For information on the performance criteria for these awards and the determination of payouts, see the discussion under “Annual Incentive Compensation” beginning on page 23.

(2)	Reflects stock bonus awards of time-vested RSUs granted under our 2004 Stock Plan. Subject to satisfaction of a service-based vesting condition, these RSUs will vest and be redeemed automatically to the extent of 50% of the underlying shares on each of the 3rd and 4th anniversaries of the grant date, except that the RSUs granted to Mr. Paccapaniccia will vest and be redeemed automatically to the extent of 25% percent of the underlying shares on each of the 3rd and 4th anniversaries of the grant date and to the extent of 50% thereof on the 5th anniversary of the grant date.

(3)	Reflects stock option grants under our 2004 Stock Plan. Each grant has a seven-year term and vests as to 25% of the underlying shares on each of the first four anniversaries of the grant date. The exercise price reflects the closing market price on the trading day immediately preceding the grant date, as provided in our 2004 Stock Plan.

(4)	Reflects the grant date fair value of equity awards computed in accordance with FASB ASC Topic 718 using the assumptions described in Note 6 to CSS’ consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended March 31, 2011.

On May 27, 2011, the Human Resources Committee of our Board granted performance-vested stock options and performance-vested RSUs to our named executive officers. For information on the amount of such awards and the applicable performance criteria and vesting conditions, see “Fiscal 2012 Equity Compensation Grants” on page 30.

Outstanding Equity Awards at Fiscal Year End — March 31, 2011

The table below provides information regarding unexercised options and stock awards that have not vested held as of March 31, 2011 by the executive officers named in the Summary Compensation Table.

					Stock Awards
	Option Awards					Market
	Number of	Number of			Number	Value of
	Securities	Securities			of Shares	Shares or
	Underlying	Underlying			or Units	Units of
	Unexercised	Unexercised	Option		of Stock	Stock
	Options	Options	Exercise	Option	that have	that have
	(#)	(#)	Price	Expiration	Not Vested(2)	Not Vested(3)
Name	Exercisable	Unexercisable(1)	($)	Date	(#)	($)

Christopher J. Munyan	2,625	—	23.83	4/24/2013	—	—
	10,000	—	30.73	4/19/2011	—	—
	100,000	—	27.60	5/12/2011	—	—
	18,750	6,250	35.23	5/25/2012	—	—
	7,000	7,000	27.57	6/03/2015	—	—
	6,090	18,270	20.68	5/27/2016	—	—
	—	40,000	19.28	5/25/2017	—	—
	—	—	—	—	31,050	585,293
Vincent A. Paccapaniccia	—	10,000	19.28	5/25/2017	—	—
	—	—	—	—	10,000	188,500
William G. Kiesling	6,900	—	30.73	4/19/2011	—	—
	10,500	3,500	35.23	5/25/2012	—	—
	3,500	3,500	27.57	6/03/2015	—	—
	3,045	9,135	20.68	5/27/2016	—	—
	—	18,000	19.28	5/25/2017	—	—
	—	—	—	—	15,025	283,221
Paul Quick	5,000	5,000	16.62	10/29/2015	—	—
	1,740	5,220	20.68	5/27/2016	—	—
	—	14,000	19.28	5/25/2017	—	—
	—	—	—	—	10,480	197,548
Laurie F. Gilner	—	7,500	16.75	10/29/2017	—	—
	—	—	—	—	7,500	141,375

(1)	Options unexercisable as of March 31, 2011 vest and become exercisable as follows, assuming no termination of employment occurs prior to the vesting dates indicated:

		Percentage of
		Underlying Shares in
Option Expiration Date	Balances Vest in Equal Installments on	Each Installment

May 25, 2012	May 25, 2011	100%
June 3, 2015	June 3, 2011 and 2012	50%
October 29, 2015	October 29, 2011 and 2012	50%
May 27, 2016	May 27, 2011, 2012 and 2013	33 1/3%
May 25, 2017	May 25, 2011, 2012, 2013 and 2014	25%
October 29, 2017	October 29, 2011, 2012, 2013 and 2014	25%

(2)	Reflects shares underlying time-vested RSUs granted under our 2004 Stock Plan. Subject to the satisfaction of a service-based vesting condition, these awards vest and will be redeemed automatically according to the following schedule:

	Number of Shares
Date of Vesting and Redemption	Munyan	Paccapaniccia	Kiesling	Quick	Gilner

May 27, 2012	6,525	—	3,262	1,740	—
May 27, 2013	6,525	—	3,263	1,740	—
May 25, 2013	9,000	2,500	4,250	3,500	—
May 25, 2014	9,000	2,500	4,250	3,500	—
May 25, 2015	—	5,000	—	—	—
October 29, 2013	—	—	—	—	3,750
October 29, 2014	—	—	—	—	3,750

Total	31,050	10,000	15,025	10,480	7,500

(3)	Market value determined by multiplying: (a) the March 31, 2011 closing market price of CSS common stock of $18.85 per share, by (b) the number of shares underlying time-vested RSU grants that have not vested.

Option Exercises and Stock Vested — Fiscal 2011

No stock awards held by our named executives vested during fiscal 2011, and none of our named executive officers exercised stock options during fiscal 2011.

Nonqualified Deferred Compensation — Fiscal 2011

We maintain a SERP that provides benefits for executives to the extent that their compensation cannot be taken into account when we make profit sharing contributions under our tax-qualified 401(k) and profit sharing plans. Annual compensation in excess of a limit imposed under Section 401(a)(17)(A) of the Code (the “Contribution Limit”) must be disregarded for purposes of such profit sharing contributions. The Contribution Limit is $245,000 for 2010 and 2011.

Under the SERP, if we make a profit sharing contribution under our tax qualified plans, we will also credit an executive’s account under the SERP if the executive’s compensation for the applicable plan year exceeds the then-applicable Contribution Limit. The amount of the credit is a formulaically-determined percentage (the “SERP Contribution Percentage Amount”) of the amount by which the executive’s compensation exceeds the Contribution Limit. Under the formula, the SERP Contribution Percentage Amount is equal to or less than two times the percentage amount used to determine the corresponding profit sharing contribution under our tax qualified plans.

Additionally, irrespective of whether a profit sharing contribution is made under a tax-qualified plan for a plan year, the Human Resources Committee has discretionary authority under the SERP to credit an executive’s account under the SERP for that plan year (“Discretionary Contributions”). Discretionary Contributions, if made, are equal to a percentage amount determined by the Human Resources Committee multiplied by the amount by which the executive’s compensation exceeds the Contribution Limit for the applicable plan year.

Participant accounts under the SERP are adjusted by the investment performance of investment benchmarks selected by the participant. Participants may select from one of four notional investments. SERP participants may change their selected investment benchmarks with whatever frequency may be determined by the Human Resources Committee. Listed below are the four available alternatives on which the notional investments are based and the rate of return for each investment alternative for the twelve months ended March 31, 2011:

Investment Benchmark	Rate of Return

Vanguard Prime Money Market Investor Shares	0.07%
Vanguard Total Stock Market Index Investor Shares	17.47%
Vanguard Life Strategy Growth Fund	15.10%
Vanguard Life Strategy Moderate Growth Fund	13.02%

Amounts credited to participant accounts under the SERP represent an unsecured debt of CSS or of a subsidiary of CSS participating in the SERP. Discretionary Contributions become fully vested upon the making of such contributions. All other amounts credited to the account of a participant and the earnings thereon vest incrementally beginning upon a participant’s completion of two years of service with us, and become fully vested upon completion of six years of service with us. Vesting is accelerated if a participant reaches age 65 or upon the participant’s death or disability. Generally, vested balances under the SERP become payable in a lump sum within 60 days following termination of a participant’s employment with CSS and its affiliates. If the participant is a “specified employee” under Section 409A of the Code, vested balances will be distributed within 60 days after the beginning of the seventh month following such participant’s termination of employment.

The table that follows provides information with respect to the accounts that we maintain under the SERP for executive officers shown in the Summary Compensation Table. Messrs. Paccapaniccia and Quick and Ms. Gilner do not participate in the SERP because the Company has not made contributions to the SERP subsequent to the satisfaction by them of applicable service-based eligibility criteria. During fiscal 2011, there were no executive or Company contributions to accounts maintained under the SERP, and there were no withdrawals by or distributions to any of our named executives during that period. Other than the SERP, we do not maintain any plans that provide for the deferral of compensation on a non-tax-qualified basis.

		Aggregate
	Aggregate	Balance
	Earnings in	at
	Last FY(1)	Last FYE(2)
Name	($)	($)

Christopher J. Munyan	22,329	164,024
William G. Kiesling	1,727	11,613

(1)	The amounts reported under “Aggregate Earnings in Last FY” are also reported in the Summary Compensation Table under “Change in Pension Value and Nonqualified Deferred Compensation Earnings.”

(2)	All amounts in this column were fully vested as of March 31, 2011, except that only 80% of the amount shown for Mr. Kiesling was vested as of such date. The amounts in this column are inclusive of the following amounts disclosed as compensation in our Summary Compensation Tables for previous years: Mr. Munyan — $110,436 and Mr. Kiesling — $13,834. The amount shown in the table above for Mr. Kiesling is less than the sum of the amounts that were included as compensation in our Summary Compensation Tables for previous years due to negative investment performance in certain years.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

In this section, we describe payments and benefits that would be provided to our named executive officers upon several events of termination or upon a change of control, assuming that the relevant event occurred on March 31, 2011 (except as otherwise noted). The information in this section does not include:

•	benefits generally provided to all salaried employees;

•	provisions under CSS’ 1994 Stock Plan and 2004 Stock Plan allowing an option holder to exercise within 90 or 180 days after his or her last day of employment those stock options that were exercisable as of his or her last day of employment, other than in the case of termination for cause or voluntary resignation; and

•	benefits that would be provided upon death or disability under supplemental life insurance policies paid for by CSS for the benefit of our named executive officers.

With respect to insurance policies purchased for the benefit of our named executive officers, premiums paid by CSS for such policies are included in the amounts shown in the “All Other Compensation” column of the Summary Compensation Table.

Severance Agreements

Christopher J. Munyan.  Our employment agreement with Mr. Munyan provides that we will pay a severance benefit to him if we terminate his employment other than for cause at any time prior to the end of his then-current employment term under such agreement (presently June 30, 2013, extending to June 30, 2014 effective July 1, 2011 under an automatic renewal provision). The severance benefit consists of continuation of payments to Mr. Munyan for a period of months following any such termination. The amount paid each month would be equal to one-twelfth of his then-current annual base salary, and the payments would continue until eighteen months after the termination date or until the end of the then-current employment term under the employment agreement, whichever is later. Payments would be made in installments in accordance with our normal payroll cycle for active employees. Commencement of these payments will be delayed as necessary to avoid adverse consequences under Section 409A of the Code. These payments will be reduced by any applicable tax withholdings and payroll deductions, and amounts payable following the one-year anniversary of his termination date will be reduced by and to the extent of any earnings and other compensation received by Mr. Munyan or accrued for his benefit for his services during the period that he is otherwise entitled to receive these payments. The agreement also provides that CSS will pay a portion of the premiums for Mr. Munyan’s participation in the CSS-sponsored medical insurance program (on the same basis that CSS then pays a portion of the premiums for its active employees participating in the program) for any period of time that he continues to participate in such program pursuant to his rights under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). The maximum continuation period under COBRA is eighteen months. The employment agreement also contains post-termination non-competition and non-solicitation obligations on the part of Mr. Munyan extending until one year after his last day of employment. Our obligation to provide severance payments and medical benefits to Mr. Munyan is conditioned upon his execution and delivery of a release of claims in favor of CSS and its affiliates.

Vincent A. Paccapaniccia.  Our employment agreement with Mr. Paccapaniccia provides that we will pay a severance benefit to him if we terminate his employment other than for cause at any time prior to March 31, 2013. The severance benefit consists of a continuation of payments to Mr. Paccapaniccia for a period of months following any such termination. The amount paid each month would be equal to one-twelfth of his then-current annual base salary, and the payments would continue until eighteen months after the termination date or until March 31, 2013, whichever is later. Payments would be made in installments in accordance with our normal payroll cycle for active employees. Commencement of these payments will be delayed as necessary to avoid adverse consequences under Section 409A of the Code. These payments will be reduced by any applicable tax withholdings and payroll deductions, and amounts payable following the one-year anniversary of his termination date will be reduced by and to the extent of any earnings and other compensation received by Mr. Paccapaniccia or accrued for his benefit for his services during the period that he is otherwise entitled to receive these payments. The employment agreement also contains post-termination non-competition and non-solicitation obligations on the part of Mr. Paccapaniccia extending until one year after his last day of employment. Our obligation to provide severance payments to Mr. Paccapaniccia is conditioned upon his execution and delivery of a release of claims in favor of CSS and its affiliates.

Paul Quick.  Paper Magic’s employment agreement with Mr. Quick provides that Paper Magic will pay a severance benefit to him if Paper Magic terminates his employment other than for cause at any time prior to September 7, 2011. The severance benefit consists of a continuation of payments to Mr. Quick for a period of months following any such termination. The amount paid each month would be equal to one-twelfth of his then-current annual base salary, and the payments would continue until twelve months after the termination date. Payments would be made in installments in accordance with Paper Magic’s normal payroll cycle for active employees. Commencement of these payments will be delayed as necessary to avoid adverse consequences under Section 409A of the Code. These payments will be reduced by any applicable tax withholdings and payroll deductions. The employment agreement also contains post-termination non-competition and non-solicitation obligations on the part of Mr. Quick extending until one year after his last day of employment. Paper Magic’s obligation to provide severance payments to Mr. Quick is conditioned upon his execution and delivery of a release of claims in favor of Paper Magic, CSS and their affiliates.

Laurie F. Gilner.  C.R. Gibson’s employment agreement with Ms. Gilner provides that C.R. Gibson will pay a severance benefit to her if C.R. Gibson terminates her employment other than for cause at any time prior to

September 6, 2013. The severance benefit consists of a continuation of payments to Ms. Gilner for a period of months following any such termination. The amount paid each month would be equal to one-twelfth of her then-current annual base salary, and the payments would continue until twelve months after the termination date or until September 6, 2013 whichever is later. Payments would be made in installments in accordance with C.R. Gibson’s normal payroll cycle for active employees. Commencement of these payments will be delayed as necessary to avoid adverse consequences under Section 409A of the Code. These payments will be reduced by any applicable tax withholdings and payroll deductions, and amounts payable following the one-year anniversary of her termination date will be reduced by and to the extent of any earnings and other compensation received by Ms. Gilner or accrued for her benefit for her services during the period that she is otherwise entitled to receive these payments. The employment agreement also contains post-termination non-competition and non-solicitation obligations on the part of Ms. Gilner extending until one year after her last day of employment. C.R. Gibson’s obligation to provide severance payments to Ms. Gilner is conditioned upon her execution and delivery of a release of claims in favor of C.R. Gibson, CSS and their affiliates.

Severance Pay Plan for Senior Management (“SPP”)

Members of the senior management of CSS and its subsidiaries may be eligible to receive severance payments and medical benefits under the SPP. Under the SPP, an eligible executive may receive severance payments and medical benefits if his or her employment is terminated by CSS or a CSS subsidiary that participates in the SPP (CSS and such participating subsidiaries are each referred to in this discussion as an “Employer”) unless such termination is “for cause” or due to the death or disability of the executive.

Under the SPP, any of the following may be a basis for termination “for cause”: violation of the Employer’s policies; insubordination; abuse of other employees; theft; dishonesty; criminal acts; wilful neglect of job responsibilities; significantly deficient job performance that reflects a willful failure to follow the Employer’s communications regarding a required performance improvement; committing acts detrimental to the Employer, its affiliates, its employees or its customers; or engaging in a business or activity which is the same as, similar to, or competitive with that engaged in or developed for later implementation by the Employer.

Additionally, the SPP provides that unless otherwise determined by the Human Resources Committee, an executive would not be eligible to receive severance payments or medical benefits if: the executive voluntarily resigns or retires; the Employer discovers following the executive’s last date of employment that the executive engaged in conduct during or after the executive’s last date of employment that would support termination for cause; the executive’s employment is terminated after the executive was offered and refused to accept a comparable job (as defined in the SPP); or the executive qualifies for severance pay under an individual employment contract that exceeds the severance pay available to the executive under the SPP.

Under the SPP, if an eligible executive’s employment is terminated other than for cause or due to his or her death or disability, in the absence of any contrary determination by the Human Resources Committee, the executive will be eligible to receive severance payments based on his or her years of continuous service with CSS or any other Employer, in accordance with the following formula:

Years of Continuous Service	Number of Weeks of Severance Pay

0 up to 2 years	26
Over 2 years up to 5 years	39
Over 5 years	52 (the maximum allowance)

All severance payments under the SPP are paid in installments over the period of time reflected in the table above and according to the Employer’s normal payroll schedule. In order to receive severance payments under the SPP, an executive must execute and deliver a release of claims in favor of CSS and its affiliates. Severance payments under the SPP are determined based on the executive’s weekly rate of salary in effect on his or her last date of employment. Severance payments under the SPP are subject to all applicable federal, state and local tax withholding requirements.

Medical benefits under the SPP are available to an executive who both qualifies for severance payments under the SPP and elects health care continuation coverage under the Consolidated Omnibus Budget Reconciliation Act

(“COBRA”). Medical benefits under the SPP consist of reimbursement for up to 12 months of medical insurance premiums (less normal employee premium contributions) paid by the executive for post-employment participation in company-sponsored medical insurance programs. The SPP also provides a tax reimbursement payment equal to the income and payroll taxes the executive incurs solely with respect to such medical insurance premium reimbursements.

The table below shows the amount of severance payments and medical benefits that would have been provided to each named executive officer if: that executive’s employment had been terminated (other than for cause or due to death or disability) on March 31, 2011, the executive otherwise satisfied all conditions precedent to the receipt of severance payments and medical benefits and, in the case of benefits provided under the SPP, the Human Resources Committee did not make a determination to increase or reduce the benefits otherwise provided for in the SPP.

			Estimated Tax
			Reimbursements on
	Severance Payments	Medical Benefits	Medical Benefits
Name	($)	($)	($)

Christopher J. Munyan(1)	1,215,000	20,628	—
Vincent A. Paccapaniccia(2)	640,000	—	—
William G. Kiesling(3)	312,520	13,752	7,275
Paul Quick(4)	312,000	—	—
Laurie F. Gilner(5)	793,750	—	—

(1)	Reflects aggregate severance payments and medical benefits that would have been provided to Mr. Munyan in installments over the course of 27 months (18 months in the case of medical benefits) under his employment agreement, assuming that Mr. Munyan would not receive, or have accrued for his benefit, any earnings or compensation for his services as an employee or independent contractor during the period from April 1, 2012 to June 30, 2013. The severance payments otherwise payable during that period would be reduced by and to the extent of any such earnings or compensation. The conditions applicable to such severance payments and the timing for such payments are described on page 44 under “Severance Agreements.” Because his employment agreement provides for severance pay in excess of the severance pay that would otherwise be provided under the SPP, Mr. Munyan would not have received severance payments or medical benefits under the SPP.

(2)	Reflects aggregate severance payments that would have been provided to Mr. Paccapaniccia in installments over the course of 24 months under his employment agreement, assuming that Mr. Paccapaniccia would not receive, or have accrued for his benefit, any earnings or compensation for his services as an employee or independent contractor during the period from April 1, 2012 to March 31, 2013. The severance payments otherwise payable during that period would be reduced by and to the extent of any such earnings or compensation. The conditions applicable to such severance payments and the timing for such payments are described on page 44 under “Severance Agreements.” Because his employment agreement provides for severance pay in excess of the severance pay that would otherwise be provided under the SPP, Mr. Paccapaniccia would not have received severance payments or medical benefits under the SPP.

(3)	Reflects aggregate severance payments, medical benefits and tax reimbursement payments that would have been provided to Mr. Kiesling under the SPP.

(4)	Reflects aggregate severance payments that would have been provided to Mr. Quick in installments over the course of twelve months under his employment agreement. The conditions applicable to such severance payments and the timing for such payments are described on page 44 under “Severance Agreements.” Because his employment agreement provides for severance pay in excess of the severance pay that would otherwise be provided under the SPP, Mr. Quick would not have received severance payments or medical benefits under the SPP.

(5)	Reflects aggregate severance payments that would have been provided to Ms. Gilner in installments for the period from April 1, 2011 until September 6, 2013 under her employment agreement, assuming that Ms. Gilner would not receive, or have accrued for her benefit, any earnings or compensation for her services as an employee or independent contractor during the period from April 1, 2012 to September 6, 2013. The severance payments otherwise payable during that period would be reduced by and to the extent of any such earnings or compensation. The conditions applicable to such severance payments and the timing for such payments are described on page 44 under “Severance Agreements.” Because her employment agreement provides for severance pay in excess of the severance pay that would otherwise be provided under the SPP, Ms. Gilner would not have received severance payments or medical benefits under the SPP.

Change of Control

Change of Control Severance Pay Plan for Executive Management

Our named executive officers may be eligible to receive benefits under our Change of Control Severance Pay Plan for Executive Management (the “COC Plan”). Under the COC Plan, eligible executives may receive severance pay and medical benefits if: (a) a change of control occurs, and (b) upon or within two years after the change of control event, (i) the executive’s employment is terminated for any reason other than “for cause,” or (ii) the executive terminates his or her employment for “good reason.” Under the COC Plan:

•	A “change of control” occurs upon: the sale or other disposition of all or substantially all of the assets of CSS; a merger or consolidation of CSS with another corporation where the stockholders of CSS, immediately prior to such transaction, do not beneficially own, immediately after such transaction, shares having more than 50% of the voting power for the election of directors; or the possession by any person of more than 50% of the voting power of CSS’ outstanding securities, other than as a result of: (i) the death of a stockholder, or (ii) a transaction in which CSS becomes a subsidiary of another corporation in which the stockholders of CSS immediately prior to the transaction, hold, immediately after the transaction, more than 50% of the voting power to elect the directors of such other corporation.

•	The following constitute grounds for termination “for cause”: (i) conviction of a felony; (ii) willful and gross neglect of job responsibilities; (iii) willful misconduct in connection with performing job responsibilities resulting in material damage to CSS; or (iv) willful failure to substantially perform duties (not due to physical or mental illness).

•	An executive may terminate his or her employment for “good reason” based upon the occurrence of any of the following upon, or within two years after, a change of control event: (i) material diminution of authority, duties, responsibilities or base compensation of the executive or the supervisor to whom the executive is required to report; or (ii) material change in the geographic location at which the executive must provide services.

An executive may receive benefits under the COC Plan only if the conditions described above are satisfied, and the executive signs and delivers a release of claims that includes non-competition and non-solicitation covenants. An executive is not eligible to receive benefits under the COC Plan if: (i) he or she has an employment contract providing for severance payments in excess of those that he or she would be eligible to receive under the COC Plan, or (ii) he or she elects to receive severance benefits under another severance pay plan.

Severance pay available under the COC Plan is equal to: (a) a multiple of the executive’s “adjusted compensation” plus (b) a pro-rata portion (based on the executive’s period of employment during the fiscal year in which his or her employment terminates) of the incentive compensation that the executive would have earned at the “target” opportunity level under our MIP for the fiscal year in which the executive’s employment terminates. An executive’s adjusted compensation is equal to the executive’s annual base salary as of his or her last date of employment, plus his or her average annual bonus during the three fiscal years prior to the fiscal year in which the executive’s employment terminates. Severance payments available under the COC Plan are equal to 2 times adjusted compensation for our chief executive officer and 1.5 times adjusted compensation for all other executives eligible to receive benefits under the COC Plan. Under the COC Plan, severance pay will be paid in a cash lump sum payment within sixty days after an executive’s qualifying termination event, except that severance pay will be delayed as necessary to avoid adverse consequences under Section 409A of the Code.

Medical benefits are available under the COC Plan if an executive entitled to receive severance pay under the COC Plan elects health care continuation coverage under COBRA. Available medical benefits consist of reimbursement for a period of up to 18 months of a portion of the monthly COBRA premiums paid by him or her, and a tax reimbursement payment equal to the income and payroll taxes he or she incurs solely with respect to such

COBRA premium reimbursements. Monthly COBRA premiums are reimbursed on the same basis that we then pay a portion of the insurance premiums for active employees participating in our medical insurance programs. Reimbursements related to COBRA premiums and the tax reimbursement payments thereon will be paid on a monthly basis under the COC Plan.

Change of Control Provisions under the 1994 Stock Plan and the 2004 Stock Plan

All otherwise unexercisable stock options outstanding under the 1994 Stock Plan and the 2004 Stock Plan become exercisable upon the occurrence of certain change of control events specified in the respective plan documents, unless the Human Resources Committee determines otherwise. In addition, under the 2004 Stock Plan all restrictions and conditions on outstanding stock bonus awards (including stock bonus awards of time-vested RSUs) immediately lapse upon the occurrence of a change of control (as defined in the 2004 Stock Plan), unless the Human Resources Committee determines otherwise.

Events constituting a change of control under the 1994 Stock Plan and the 2004 Stock Plan are generally as follows:

•	Under the 1994 Stock Plan: the sale or exchange of all or substantially all of the assets of CSS; the dissolution or liquidation of CSS; or a merger or consolidation involving CSS and another corporation; and

•	Under the 2004 Stock Plan: the sale or other disposition of all or substantially all of the assets of CSS; the dissolution or liquidation of CSS; a merger or consolidation of CSS with another corporation where the stockholders of CSS, immediately prior to such transaction, will not beneficially own, immediately after such transaction, shares having more than 50% of the voting power for the election of directors; or the possession by any person that was not a CSS stockholder on August 4, 2004, the effective date of the 2004 Stock Plan, of more than 50% of the voting power of CSS’ outstanding securities, other than as a result of: (i) the death of a stockholder, or (ii) a transaction in which CSS becomes a subsidiary of another corporation in which the stockholders of CSS immediately prior to the transaction, hold, immediately after the transaction, more than 50% of the voting power to elect the directors of such other corporation.

All outstanding, unexercisable stock options held by our named executives as of March 31, 2011 were issued under the 1994 Stock Plan or the 2004 Stock Plan. Likewise, all outstanding stock bonus awards of time-vested RSU’s held by our named executives as of March 31, 2011 were issued under the 2004 Stock Plan. These awards are summarized on page 41 under “Outstanding Equity Awards at Fiscal Year End — March 31, 2011.”

Summary of Payments and Benefits in Connection with a Change of Control

The table that follows shows the following with regard to each of our named executives as of March 31, 2011: (a) the severance pay, medical benefits and tax reimbursement payments that the executive would be entitled to receive if the executive’s employment was terminated on such date under circumstances qualifying the executive to receive benefits under the COC Plan; (b) the value associated with the executive’s otherwise unexercisable stock options becoming exercisable based on the occurrence on such date of an event constituting a change of control under both the 1994 Stock Plan and the 2004 Stock Plan; and (c) the value associated with the lapsing of restrictions on the executive’s outstanding stock bonus awards of restricted stock units based on the occurrence on such date of an event constituting a change of control under the 2004 Stock Plan:

				COC Provisions of 1994
				Stock Plan and 2004
				Stock Plan
				Value of Stock
	COC Plan			Options that Would	Value of RSUs as to
			Estimated Tax	Become Exercisable	which Restrictions
			Reimbursements on	on a	Would Lapse on a
	Severance	Medical	Medical Benefits	COC(1)	COC(2)
Name	Pay ($)	Benefits ($)	($)	($)	($)

Christopher J. Munyan	1,818,649	20,628	13,138	—	585,293
Vincent A. Paccapaniccia	736,000	20,628	11,023	—	188,500
William G. Kiesling	799,414	20,628	10,913	—	283,221
Paul Quick	797,600	17,892	7,778	11,150	197,548
Laurie F. Gilner(3)	634,500	19,692	7,969	15,750	141,375

(1)	Reflects the number of shares underlying options that would become exercisable multiplied by the difference between the March 31, 2011 closing market price per share of CSS common stock of $18.85 and the stock option exercise price.

(2)	Reflects the number of shares underlying RSUs as to which restrictions would lapse multiplied by the March 31, 2011 closing market price per share of CSS common stock of $18.85.

(3)	The COC Plan columns reflect the benefits that Ms. Gilner would have been entitled to receive under the COC Plan if a change of control had occurred, and Ms. Gilner had terminated her employment for “good reason.” If a change of control had occurred and we terminated Ms. Gilner’s employment other than for cause, Ms. Gilner would not be eligible to receive benefits under the COC Plan because under such circumstances the severance benefits available under her employment agreement would be greater than those available to her under the COC Plan.

Nonqualified Supplemental Executive Retirement Plan

Vested account balances under the SERP generally are payable within 60 days following a participant’s last date of employment with CSS and its subsidiaries, except that payment will be delayed as necessary to avoid adverse consequences under Section 409A of the Code. Each named executive’s vested account balances under the SERP as of March 31, 2011 are set forth on page 43 in the table and accompanying footnotes under “Nonqualified Deferred Compensation — Fiscal 2011.” If any such executive’s employment with CSS and subsidiaries had terminated on March 31, 2011 for any reason, that executive’s vested balance under the SERP, as reflected in that table and the accompanying footnotes, would become payable to the executive within 60 days after the executive’s last day of employment, except that payment would be delayed as necessary to avoid adverse consequences under Section 409A of the Code.

PROPOSAL 4 —
ADVISORY VOTE ON EXECUTIVE COMPENSATION

At the Meeting, our stockholders will vote, on a non-binding, advisory basis, on whether to approve the compensation paid to our named executive officers for our fiscal year ended March 31, 2011, as described in this proxy statement pursuant to the requirements of Item 402 of Regulation S-K. Pertinent information on the compensation paid to our named executive officers for fiscal 2011 can be found in the compensation tables, the narrative information accompanying those tables and in the Compensation Discussion and Analysis included in this proxy statement. Below is the resolution that will be presented to our stockholders for a vote at the meeting:

“RESOLVED, that the stockholders of the Company approve, on a non-binding, advisory basis, the compensation paid to the Company’s named executive officers for the fiscal year ended March 31, 2011, as disclosed in this proxy statement pursuant to the requirements of Item 402 of Regulation S-K, including the compensation tables, the narrative information accompanying those tables and the Compensation Discussion and Analysis.”

We are required to present this proposal, commonly referred to as a “say-on-pay” proposal, under applicable provisions of the Securities Exchange Act of 1934 and corresponding SEC regulations. Although this vote is advisory and non-binding, the Human Resources Committee of our Board values the input of our stockholders on our executive compensation program and intends to consider the results of the vote on this proposal in making future executive compensation determinations. Under applicable law, a similar say-on-pay proposal must be presented to our stockholders for a vote at least once every three years.

As discussed in the Compensation Discussion and Analysis, the Human Resources Committee of our Board has designed our executive compensation program to address multiple objectives: providing compensation that is appropriately competitive to attract and retain executive talent; incentivizing the achievement of performance goals; encouraging the aggregation and maintenance of equity ownership; and aligning executive and stockholder interests. Our Board and the Human Resources Committee of our Board believe that the Company’s executive compensation program for fiscal 2011 was appropriately designed to address these objectives.

OUR BOARD RECOMMENDS A VOTE “FOR” APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS IN FISCAL 2011, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 5 — ADVISORY VOTE ON FREQUENCY OF
ADVISORY VOTE ON EXECUTIVE COMPENSATION

At the Meeting, our stockholders will vote, on a non-binding, advisory basis, on the frequency of holding future non-binding, advisory stockholder votes to approve the compensation paid to our named executive officers (i.e., the frequency of holding a stockholder vote on a “say-on-pay” proposal similar to Proposal 4 above). Stockholders may vote to have a “say-on-pay” proposal presented to the stockholders for a vote once every “1 year,” “2 years” or “3 years”. Stockholders will also have the opportunity to abstain from voting on this proposal.

We are required to present this proposal, commonly referred to as a “say-on-frequency” proposal, under applicable provisions the Securities Exchange Act of 1934 and corresponding SEC regulations. Although the vote is advisory and non-binding, our Board values the opportunity to receive the advice of our stockholders on the frequency of holding future non-binding, advisory votes on the compensation paid to our named executive officers. While our Board believes that it is appropriate to hold such “say-on-pay” votes once every year, our Board intends to consider the results of the vote in determining the frequency of holding future “say-on-pay” votes.

OUR BOARD RECOMMENDS A VOTE IN FAVOR OF HOLDING A NON-BINDING, ADVISORY VOTE ON THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS ONCE EVERY “1 YEAR”.

DIRECTOR COMPENSATION — FISCAL 2011

Currently, each of our directors who is not a full time employee of CSS or its subsidiaries receives an annual cash fee of $35,000, as well as $1,000 in cash for attendance at each Board and Board Committee meeting, except that the fee for attendance at Board or Board Committee meetings held telephonically and of not more than one hour in duration is $500 in cash. In addition, the Chairs of the Human Resources Committee and the Nominating and Governance Committee each receive an additional annual cash fee of $8,000, and the Chair of the Audit Committee receives an additional annual cash fee of $15,000.

Furthermore, each non-employee director is a participant in the 2006 Stock Plan. The 2006 Stock Plan, which expired on December 31, 2010, provided for the automatic grant to each non-employee director, on the last day on which our common stock was traded in each November from 2006 through 2010, of nonqualified stock options to purchase 4,000 shares of CSS common stock at an exercise price per share equal to the closing price per share of CSS common stock on the date the stock options are granted. Accordingly, each non-employee director received an automatic grant of stock options to purchase 4,000 shares of CSS common stock on November 30, 2010 at an exercise price of $18.27 per share. Each option granted under the 2006 Stock Plan expires five years after the date the option was granted. Twenty-five percent of the shares underlying each stock option grant become exercisable on each of the first four anniversaries of the date of grant. These installments are cumulative and exercisable during the remainder of the term of the option. The proposed 2011 Stock Plan is designed to replace the 2006 Stock Plan.

The table below provides information regarding the compensation paid to each member of our Board, other than members who are also executive officers of CSS, for the fiscal year ended March 31, 2011.

	Fees Earned	Option
	or Paid in Cash	Awards(1)	Total
Name	($)	($)	($)

Scott A. Beaumont	41,833	26,880	68,713
James H. Bromley	52,500	26,880	79,380
John J. Gavin	57,833	26,880	84,713
James E. Ksansnak	46,833	26,880	73,713
Rebecca C. Matthias	52,000	26,880	78,880

(1)	Reflects the grant date fair value computed in accordance with FASB ASC Topic 718 for stock options granted to our non-employee directors under the 2006 Stock Plan on November 30, 2010. On that date, each director was granted an option to purchase 4,000 shares of CSS common stock at an exercise price of $18.27 per share. The grant date fair value of these awards was $6.72 per underlying share. Assumptions used to determine the grant date fair value are set forth in Note 6 to CSS’ consolidated financial statements included in CSS’ Annual Report on Form 10-K for the fiscal year ended March 31, 2011.

As of March 31, 2011, the aggregate number of shares underlying outstanding stock options held by the directors listed in the table above were as follows:

Shares Underlying
Director	Outstanding Options

Scott A. Beaumont	24,500
James H. Bromley	50,000
John J. Gavin	16,000
James E. Ksansnak	38,000
Rebecca C. Matthias	38,000

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and beneficial owners of more than ten percent of our common stock to file reports of ownership of our securities and changes in ownership with the SEC. Based on our review of Section 16(a) filings, we believe that all filings required to be made during the fiscal year ended March 31, 2011 were made on a timely basis.

STOCKHOLDER PROPOSALS

Any stockholder proposal to be presented at the 2012 Annual Meeting of Stockholders must be received by us on or before February 22, 2012 in order to be considered for inclusion in the proxy statement relating to such meeting. If a stockholder does not seek to have a proposal included in the proxy statement, but nevertheless wishes to present a proper proposal at the 2012 Annual Meeting of Stockholders, and the proposal is received by us on or before May 7, 2012, we may in our discretion provide information in the proxy statement relating to that meeting as to the nature of the proposal and how persons named in the proxy solicited by the Board intend to exercise their discretion to vote on the matter.

BY ORDER OF THE BOARD OF DIRECTORS

CSS INDUSTRIES, INC.

By:	Michael A. Santivasci, Secretary

Philadelphia, Pennsylvania
June 21, 2011

CSS will provide to each person solicited, without charge except for exhibits, upon written request, a copy of its Annual Report on Form 10-K, including the consolidated financial statements and financial statement schedule, as filed with the SEC for the fiscal year ended March 31, 2011. Requests should be directed to CSS Industries, Inc., Attention: Corporate Secretary, 1845 Walnut Street, Suite 800, Philadelphia, Pennsylvania, 19103.

Annex 1

CSS INDUSTRIES, INC.

2011 STOCK OPTION PLAN
FOR NON-EMPLOYEE DIRECTORS

1. Purpose.  The purpose of this 2011 Stock Option Plan for Non-Employee Directors (the “Plan”) of CSS Industries, Inc. (the “Company”) is to increase the ownership interest in the Company of the Company’s Non-Employee Directors and to provide a further incentive to the Company’s Non-Employee Directors to serve as Directors of the Company.

2. The Plan.  The Plan shall consist of options to acquire Shares of the Common Stock of the Company, $0.10 par value (the “Shares”).

3. Administration.  The Plan shall be administered by the Board of Directors of the Company (the “Board”). Subject to the provisions of the Plan, the Board shall be authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan; provided, however, that, except as set forth in the Plan, the Board shall have no discretion with respect to the eligibility or selection of Directors to receive options under the Plan, the number of Shares subject to any such options, exercisability or termination of such options, the purchase price of options or the frequency of option grants thereunder, and provided further that the Board shall not have the authority to take any action to make any determination that would materially increase the benefits accruing to participants under the Plan. The determinations of the Board in the administration of the Plan, as described herein, shall be final and conclusive and binding upon all persons including, without limitation, the Company, its stockholders and persons granted options under the Plan. All options granted under the Plan shall be made conditional upon the Non-Employee Director’s acknowledgement, in writing or by acceptance of the option, that all decisions and determinations of the Board shall be final and binding on the Non-Employee Director, his or her beneficiaries, and any other person having or claiming an interest under such option. The Secretary of the Company shall be authorized to implement the Plan in accordance with its terms and to take such actions of a ministerial nature as shall be necessary to effectuate the intent and purposes thereof. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware.

4. Participation in the Plan.  Directors of the Company who are not employees of the Company or any subsidiary or affiliate of the Company shall be eligible to participate in the Plan (“Eligible Directors”).

5. Shares Subject to the Plan.  Subject to adjustment as provided in Section 8, an aggregate of 150,000 Shares shall be available for issuance upon the exercise of options granted under the Plan. The Shares deliverable upon the exercise of an option may be made available from unissued Shares not reserved for any other purpose or Shares reacquired by the Company, including Shares purchased in the open market or in private transactions. If any option granted under the Plan shall expire or terminate for any reason without having been exercised in full, the Shares subject to, but not delivered under, such option may again become available for the grant of other options under the Plan.

6. Non-Statutory Stock Options.  All options granted under the Plan shall be non-statutory options not intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

7. Terms, Conditions and Forms of Options.  Each option granted under this Plan shall be evidenced by a written agreement with the Company in such form as the Board shall from time to time approve, which agreement shall comply with and be subject to the following terms and conditions:

(i) Option Grant Dates.  Options to purchase 4,000 Shares (as adjusted pursuant to Section 8) shall be granted automatically to each Eligible Director on the last day that the Company’s Shares are traded on the New York Stock Exchange, or if the Shares are not then listed on the New York Stock Exchange, on such other national securities exchange upon which the shares are traded, or if the Shares are not then listed on a national securities exchange, on the last day that transactions in the Company’s Shares are reported on the OTC Bulletin Board or pinksheets.com, or if Shares are not so traded or subject to such transaction reporting, on the last day on which the Company’s offices are open, in each November commencing November 2011 and ending November 2015, except that any such grant shall be subject to and contingent upon approval of the Plan by the stockholders of the Company at the 2011 Annual Meeting of Stockholders.

(ii) Purchase Price.  The purchase price of Shares upon exercise of an option shall be 100% of the fair market value of the Shares on the date of grant of an option; which shall be: (i) if the Shares are then listed on a national securities exchange, the closing price of the Shares on such date as reported on the consolidated tape or, if not so reported, as reported by such exchange; (ii) if the Shares are not then listed on a national securities exchange, the last sale price of the Shares on such date as reported by the OTC Bulletin Board or, if not reported by the OTC Bulletin Board, the last sale price of the Shares as reported by pinksheets.com, or if not so reported, the average of the closing bid and asked prices for the Shares on such date as reported by a nationally recognized quotation service selected by the Board in good faith; or (iii) if the Shares are neither then listed on a national securities exchange nor subject to bid and ask quotations disseminated by a nationally recognized quotation service, such value as the Board shall in good faith determine. If the Shares are then listed on a national securities exchange or are subject to transaction reporting on the OTC Bulletin Board or pinksheets.com, but are not traded on the date of grant, then the purchase price of such shares shall be the closing price on the last day prior thereto on which such Shares were traded.

(iii) Exercisability and Term of Options.  Each option granted under the Plan will become exercisable and mature in four equal installments, commencing on the first anniversary of the date of grant and annually thereafter. Each option granted under the Plan shall expire five (5) years from the date of the grant, and shall be subject to earlier termination as hereinafter provided.

(iv) Termination of Service.  In the event of the termination of service on the Board by the holder of any option, other than by reason of death as set forth in Paragraph (v) hereof or by reason of such holder’s commencement of employment with the Company, the then outstanding options of such holder may be exercised only to the extent that they were exercisable on the date of such termination and shall expire three months after such termination, or on their stated expiration date, whichever occurs first.

(v) Death.  In the event of the death of the holder of any option while a member of the Board, each of the then outstanding options of such holder will immediately become fully exercisable. In addition, if the holder of any option dies while a member of the Board, or within the three month period after such cessation as a member of the Board, the holder’s legal representative may exercise such options at any time within a period of six months after the date on which the holder ceases to be a member of the Board, but in no event after the expiration date of the term of the option.

(vi) Payment.  Options may be exercised only upon payment to the Company in full of the purchase price of the Shares to be delivered. Such payment shall be made (a) in cash or check at the time of purchase; (b) by delivering Shares already owned by the holder, or attestation to ownership of such Shares on such form as prescribed by the Board, and having a fair market value (as defined in Section 7(ii)) equal to the purchase price; (c) payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, to the extent permitted by applicable law; or (d) by such other method as permitted by the Board, to the extent permitted by applicable law. Notwithstanding the foregoing, the Board reserves the right not to permit such payment to be made under the terms of subsection (b) if it determines that the same would not be in the best interests of the Company. Moreover, any Shares used to exercise the option pursuant to subsection (b) shall have been held by the holder of the option for the requisite period of time to avoid adverse accounting consequences to the Company with respect to the exercise of the option.

8.	Adjustment upon Changes in Shares; Acceleration and Cancellation of Options.

(i) If there is any change in the number or kind of Shares outstanding by reason of (a) a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of Shares; (b) a merger, reorganization or consolidation; (c) a reclassification or change in par value; or (d) any other extraordinary or unusual event affecting the outstanding Shares as a class without the Company’s receipt of consideration, or if the value of outstanding Shares is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number of Shares available for issuance under the Plan, the number Shares of subject to the annual option grant, the kind and number of Shares covered by outstanding options, the kind and number of Shares issued and to be issued under the Plan, and the exercise price per Share for outstanding options shall be equitably adjusted by the Board to reflect any increase or decrease in the number of, or change in the kind or value of, the issued Shares to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding options; provided, however, that any fractional Shares resulting from such adjustment shall be eliminated. In addition, in the event of a Change in Control of the Company, the provisions of subsection 8(ii) of the Plan shall apply. Any adjustments to outstanding Grants shall be consistent with section 409A of the Code, to the extent applicable. Any adjustments determined by the Board shall be final, binding and conclusive.

(ii) In the event of a Change in Control (as defined below), all outstanding options awarded under the Plan shall become exercisable in full immediately prior to such event. Upon a Change in Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Board determines otherwise, all outstanding options that are not exercised shall be assumed by, or replaced with comparable options by, the surviving corporation (or a parent or subsidiary of the surviving corporation). Notwithstanding the foregoing, in the event of a Change in Control, the Board may take one or both of the following actions with respect to any or all outstanding options: (x) require that the holders of options surrender their outstanding options in exchange for a payment by the Company, in cash or Shares as determined by the Board, in an amount equal to the amount by which the fair market value of the Shares subject to the holder’s unexercised options exceeds the exercise price of the option, or (y) after giving holders of options an opportunity to exercise their outstanding options, terminate any and all unexercised options at such time as the Board deems appropriate. Such surrender or termination shall take place as of the date of the Change in Control or such other date as the Board may specify. The Board making the determinations described above following a Change in Control must be comprised of the same members as those on the Board immediately before the Change in Control. For purposes of the Plan, a “Change in Control” shall be deemed to have occurred if: (a) any “person” (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than persons who are stockholders on the effective date of the Plan) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change in Control shall not be deemed to occur as a result of a change of ownership resulting from the death of a stockholder, and a Change in Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote); or (b) the consummation of (x) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote); (y) a sale or other disposition of all or substantially all of the assets of the Company; or (z) a liquidation or dissolution of the Company.

9. Transferability of Options.

(i) Nontransferability of Options.  Except as provided below, only the Eligible Director may exercise rights under his or her option during the Eligible Director’s lifetime. An Eligible Director may not transfer those rights except (i) by will or by the laws of descent and distribution or (ii) if permitted in any specific case by the Board, pursuant to a domestic relations order or otherwise as permitted by the Board. When the Eligible Director dies, the personal representative or other person entitled to succeed to the rights of the Eligible Director may exercise such rights. Any such successor must furnish proof satisfactory to the Company of his or her right to receive the option under the Eligible Director’s will or under the applicable laws of descent and distribution.

(ii) Transfer of Options.  Notwithstanding the foregoing, the Board may provide that an Eligible Director may transfer his or her options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with applicable securities laws, according to such terms as the Board may determine;

provided that the Eligible Director receives no consideration for the transfer of an option and the transferred option shall continue to be subject to the same terms and conditions as were applicable to the option immediately before the transfer.

10. Limitations of Rights.

(i) No Right to Continue as a Director.  Neither the Plan nor the granting of an option nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that an Eligible Director has a right to continue as a Director for any period of time, or at any particular rate of compensation.

(ii) No Stockholders’ Rights for Holders of Options.  A holder of options shall have no rights as a stockholder with respect to the Shares covered by options granted hereunder until the date of the issuance of the underlying Shares, and no adjustment will be made for any cash dividend distributions for which the record date is prior to the date such Shares are issued.

11. No Repricing Without Stockholder Approval.  Notwithstanding anything in the Plan to the contrary, the Board may not reprice options, nor may the Board amend the Plan to permit repricing of options, unless the stockholders of the Company provide prior approval for such repricing. An adjustment to an option pursuant to subsection 8(i) above shall not constitute a repricing of the option. For this purpose, a “repricing” shall mean (i) as such term is defined in the New York Stock Exchange listing rules, or (ii) the cancellation of an option for cash (other than in connection with a Change in Control) when the per Share purchase price of the option exceeds the fair market value per Share.

12. Effective Date and Duration of Plan.  The Plan is effective on August 3, 2011, subject to approval by the stockholders of the Company at the 2011 Annual Meeting of Stockholders. The period during which option grants shall be made under the Plan shall terminate on December 31, 2015 (unless the Plan is extended or is terminated on an earlier date by action of the stockholders), but such termination shall not affect the terms of any then outstanding options.

13. Amendment, Suspension or Termination of the Plan.  Subject to the limitations described in this Section, the Board may amend, suspend or terminate the Plan; provided, however, that no such action shall adversely affect the rights of Directors who hold outstanding options previously granted hereunder and, provided further, however, that any stockholder approval necessary or desirable in order to comply with applicable federal securities laws or the applicable rules of any self-regulatory organization, shall be obtained in the manner required therein. Amendments to Section 7(i) shall not be effected more than once every six months, unless such amendments are implemented to comport with changes in the Code or regulations thereunder.

14. Notice.  Any notice to the Company required by any of the provisions of this Plan shall be in writing and addressed to the Secretary of the Company at the Company’s then Executive Offices and shall become effective when it is received. Any notice to an Eligible Director required by any of the provisions of this Plan shall be in writing and addressed to such Eligible Director at the current address shown in the records of the Company, or to such other address as the Eligible Director may designate to the Company in writing and shall become effective when it is received.

15. Use of Proceeds.  Proceeds from the sale of Shares pursuant to options granted under the Plan shall constitute general funds of the Company.

16. No Fractional Shares.  No fractional Shares shall be issued pursuant to options granted hereunder.

17. Expenses of the Plan.  All of the expenses of administering the Plan shall be paid by the Company.

18. Compliance with Applicable Law.  Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause Shares to be issued or any certificate for Shares to be delivered pursuant to the exercise of an option unless and until the Company is advised by its counsel that the issuance and delivery of such certificate is in compliance with all applicable laws, regulations of a governmental authority and the requirements of any self-regulatory organization. The Company shall in no event be obligated to register any securities pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended) or to take any other action in order to cause the issuance and delivery of any such certificate to comply with any such law, regulation or requirement. The Board may require, as a condition of the issuance and delivery of any such certificate and in order to insure compliance with such laws, regulations and requirements, such representations as the Board, in its sole discretion, deems necessary or desirable. Each option shall be subject to the further requirement that if at any time the Board shall determine in its discretion that the listing or qualification of the Shares subject to such option is required under any self-regulatory organization requirements or under any applicable law or regulation, or that the consent or approval of any governmental regulatory body or self-regulatory organization is necessary as a condition of, or in connection with, the granting of such option or the issuance of Shares thereunder, such option may not be exercised in whole or in part unless such listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board.

19. Governing Law.  Except to the extent pre-empted by federal law, this Plan shall be construed and enforced in accordance with, and governed by, the laws of the State of Delaware, without giving effect to the conflict of laws principles.

DIRECTIONS TO THE RITTENHOUSE HOTEL
From Philadelphia International Airport:
Exit airport following signs for 76 West. Follow signs for 76 West and follow to the 30th Street exit. At top of ramp turn right onto Chestnut and follow to 19th St. Turn right onto 19th St. to Walnut Street. Turn right onto Walnut and take an immediate left onto West Rittenhouse Sq. The Rittenhouse is on the right.
From Baltimore, Washington and Points South:
Take 1-95 North past the Philadelphia International Airport. Follow the signs for 76 West. Take 76 West to the 30th Street Exit. Make a right at first traffic signal (Chestnut Street) and follow Chestnut Street to 19th Street. Make a right onto 19th Street and follow 19th Street to Walnut Street (Rittenhouse Park will be directly ahead of you). Make a right onto Walnut Street, then an immediate left onto W. Rittenhouse Square. The Rittenhouse Hotel will be on your right, immediately adjacent to Holy Trinity Church.
From Southern New Jersey and Atlantic City (via The Walt Whitman Bridge):
Take the Atlantic City Expressway to Route 42 North, then to 76 West. Follow the signs for the Walt Whitman Bridge. Cross over the bridge and follow signs for 76 West to the 30th Street Station Exit. Upon exiting make a right onto Chestnut Street and follow Chestnut Street to 19th Street. Make a right onto 19th Street and follow 19th Street to Walnut Street (Rittenhouse Park will be directly ahead of you). Make a right onto Walnut Street then an immediate left onto W. Rittenhouse Square. The Rittenhouse Hotel will be on your right side immediately adjacent to Holy Trinity Church.
From Harrisburg, Hershey, Lancaster PA/Expressway:
Take the PA Turnpike East, to exit 24, Valley Forge. Take 76 East to the 30th Street Station exit. Go around the station. Turn left onto Market Street. Turn right onto 19th Street. Turn right onto Walnut Street, making an immediate left onto West Rittenhouse. The Rittenhouse Hotel driveway is on the right.
From New York, New Jersey and Points North Via New Jersey Turnpike:
Take the New Jersey Turnpike South to Exit 4, following signs for Philadelphia and the Ben Franklin Bridge. Take 73 North, Exactly 1.4 miles, exit for Route 38 West. Take 38 West for 5.2 Miles. Follow 38 West right onto Route 30 West. Follow signs for Ben Franklin Bridge. Follow onto Vine Street/Local traffic lane. Turn left onto 19th Street. Turn right onto Walnut Street, making an immediate left onto West Rittenhouse. The Rittenhouse Hotel driveway is on the right.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
CSS INDUSTRIES, INC.
          The undersigned hereby appoints Scott A. Beaumont, James H. Bromley and Rebecca C. Matthias, and each of them acting singly, proxies of the undersigned stockholder with full power of substitution to each of them, to vote all shares of Common Stock of CSS Industries, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at The Rittenhouse Hotel, 210 West Rittenhouse Square, Philadelphia, PA 19103, on Tuesday, August 2, 2011, at 9:30 a.m. (local time) and any adjournments thereof.
          This Proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder with respect to the Election of Directors and with respect to each of the other Proposals. This Proxy will be voted in the discretion of the holders of this Proxy upon such other matters as may properly come before the annual meeting or any adjournments thereof. If directions are not provided by the undersigned stockholder, this Proxy will be voted as recommended by the Board of Directors with respect to each Proposal.
THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.
(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF STOCKHOLDERS OF
CSS INDUSTRIES, INC.
August 2, 2011
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 2, 2011:
The notice, proxy statement and annual report are available at https://materials.proxyvote.com/125906
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
↓  Please detach along perforated line and mail in the envelope provided.  ↓

20730030040000000 2	080211

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
							FOR	AGAINST	ABSTAIN
1. Election of Directors:					2.	Approval of the 2011 Stock Option Plan for Non-Employee Directors.	☐	☐	☐
NOMINEES:
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	¡ ¡ ¡ ¡ ¡ ¡ ¡	Scott A. Beaumont James H. Bromley Jack Farber John J. Gavin James E. Ksansnak Rebecca C. Matthias Christopher J. Munyan		THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.
					3.	Ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2012.	FOR ☐	AGAINST ☐	ABSTAIN ☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.
	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES”.						FOR	AGAINST	ABSTAIN
					4.	Approval, on a non-binding, advisory basis, of the compensation paid to the Company’s named executive officers for the fiscal year ended March 31, 2011.	☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●					THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 4.
						1 year	2 years	3 years	ABSTAIN
5.
Non-binding, advisory vote on the frequency (i.e., once every “1 year,” “2 years,” or “3 years”) of holding a nonbinding, advisory stockholder vote on the compensation paid to our named executive officers.
						☐	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF HOLDING A NON-BINDING, ADVISORY VOTE ON THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS ONCE EVERY “1 YEAR”.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.